Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RELIANCE INDUSTRIES LIMITED,

INTEGRATED CLOUD ORCHESTRATION (ICO), INC.

and

RADISYS CORPORATION

June 29, 2018

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 29, 2018, by and among Reliance Industries Limited, a Indian corporation (“Parent”), Integrated Cloud Orchestration (ICO), Inc., an Oregon corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Radisys Corporation, an Oregon corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.10.

RECITALS

WHEREAS, the Board of Directors of the Company has unanimously determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its shareholders;

WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving the execution of this Agreement and the consummation of the transactions contemplated hereby and recommending that the Company’s shareholders adopt this Agreement, including the plan of merger (as such term is used in the Oregon Business Corporation Act (the “OBCA”)) contained in this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and declared advisable and in the best interests of Parent and Merger Sub, respectively, this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, its shareholder;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the relevant provisions of the OBCA, Merger Sub shall be merged with and into the Company (the “Merger”) on the second Business Day (as defined below) following the satisfaction or, to the extent permitted by applicable Law (as defined below), waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing (as defined below) but subject to their satisfaction or, to the extent permitted by applicable Law, waiver, at the Closing) or on such other day as the parties may mutually agree. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) under the name “Radisys Corporation” and shall continue its existence under the Law of the State of Oregon. In connection with the Merger, the separate corporate existence of Merger Sub shall cease.

Section 1.2    Consummation of the Merger. Upon the terms and subject to the conditions set forth herein, Merger Sub and the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Oregon a duly executed articles of merger (the “Articles of Merger”), as required by the OBCA, which may specify the date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by applicable Law to make the Merger effective. Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) will be held at the offices of Baker & McKenzie LLP, 1900 North Pearl Street, Suite 1900, Dallas, Texas 75201 (or such other place as the parties may mutually agree) for the purpose of confirming all the matters contained herein. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Oregon, or at such later time as the parties shall mutually agree and as shall be set forth in the Articles of Merger (such time as the Merger becomes effective is referred to in this Agreement as the “Effective Time”).

Section 1.3    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the OBCA. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable Laws of the State of Oregon.

Section 1.4    Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated in their entirety to read as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company shall remain “Radisys Corporation”), and as so amended and restated shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.5. At the Effective Time, the Bylaws of the Company shall be amended and restated to read in their entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company shall remain “Radisys Corporation”), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.5.

Section 1.5    Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers, respectively, of the Surviving Corporation until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.6    Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub, each share of common stock of the Company, no par value (each, a “Share” and, collectively, “Shares”), issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any wholly-owned Subsidiary (as defined below) of Parent or the Company or held in the treasury of the Company, all of which shall be canceled without any consideration being exchanged therefor) shall, subject to Section 1.8 and Section 1.10, be converted at the Effective Time into the right to receive in cash an amount per Share equal to the Merger Consideration, without interest. At the Effective Time all such Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as provided herein.

Section 1.7    Conversion of Common Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, $10.00 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

Section 1.8    Withholding Taxes. Notwithstanding anything to the contrary in this Agreement, Parent, Merger Sub, the Company and the Surviving Corporation shall be entitled to deduct and withhold from all amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Entity (as defined below) under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax (as defined below) Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Company TBRSUs or Company PBRSUs in respect of which such deduction and withholding was made.

Section 1.9    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

Section 1.10    Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE II

PAYMENTS FOR SHARES, AWARDS AND INDEBTEDNESS

Section 2.1    Payment for Shares.

(a)    Prior to the Effective Time, Parent shall deposit or cause to be deposited, with a U.S. bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of the Shares, sufficient cash to make the payments due pursuant to Section 1.6, on a timely basis to holders of Shares that are issued and outstanding immediately prior to the Effective Time, (such amount being hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Payment Fund. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Surviving Corporation, in trust for the benefit of holders of the Company Stock Options (as defined below), the Company TBRSUs (as defined below) and the vested Company PBRSUs (as defined below), sufficient cash to make the payments due pursuant to Section 2.3(a), Section 2.3(b), and Section 2.3(c) to the holders of the Company Stock Options, the Company TBRSUs and the vested Company PBRSUs (the “Employee Payment Fund”). Parent shall cause the Surviving Corporation to pay the Employee Payment Fund to the holders of the Company Stock Options, the Company TBRSUs and the vested Company PBRSUs through the Surviving Corporation’s payroll system at or as soon as reasonably practicable following the Closing (on a scheduled payroll date, if needed to comply with the foregoing timing requirements), subject to any applicable withholding Taxes.

(b)    Until disbursed in accordance with the terms and conditions of this Agreement, the Payment Fund shall be invested by the Paying Agent, as directed by Parent, in obligations of, or investments guaranteed by, the United States of America, and any and all interest and other income or net profits resulting from such investments shall be the sole and exclusive property of Parent. To the extent that there are any losses with respect to any investments of the Payment Fund, or the Payment Fund diminishes for any reason below the level required for the Paying Agent to pay the Merger Consideration pursuant to Section 1.6, upon demand by the Paying Agent, Parent shall promptly reimburse, or shall cause the prompt reimbursement of, any such loss so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration pursuant to Section 1.6. The Payment Fund shall not be used for any purpose other than as provided for in this Agreement. Until disbursed in accordance with the terms and conditions of this Agreement, Parent shall be and remain the beneficial owner for Tax purposes of the Payment Funds.

(c)    As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person (as defined below) who, as of the Effective Time, was the record holder of Shares whose Shares were converted into the Merger Consideration pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-

entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Following surrender to the Paying Agent of a Certificate (or affidavit of loss in lieu thereof and bond as provided in Section 2.1(d)) or Book-Entry Shares, together with such letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares shall be paid in exchange therefor cash in an amount equal to the product of the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Shares multiplied by the Merger Consideration, subject to Section 1.8 and Section 1.10, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates or Book-Entry Shares. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.1, each Certificate or Book-Entry Share (as applicable) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate or Book-Entry Share (as applicable), without any interest thereon and subject to Section 1.8 and Section 1.10.

(d)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the Shares formerly represented thereby.

(e)    Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for nine months after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not complied with this Section 2.1 prior to the end of such nine-month period shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon. None of Parent, the Company and the Surviving Corporation shall be liable to any holder of Shares for any amounts (whether in respect of such Shares or otherwise) delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates or Book-Entry Shares (as applicable) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any former holder of Shares who has not theretofore complied with this Section 2.1 shall thereafter look only to the Surviving Corporation for payment of his, her or its claim for Merger Consideration, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

Section 2.2    Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE II.

Section 2.3    Equity Awards.

(a)    As soon as practicable following the date hereof (and, in any event, prior to the Effective Time) the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans), shall take all actions as may be required to provide that each option to purchase Shares granted by the Company, whether pursuant to the terms of the Stock Plans or otherwise, whether vested or unvested (each, a “Company Stock Option” and, collectively, the “Company Stock Options”), that is outstanding immediately prior to the Effective Time (and not exercised as of immediately before Closing, contingent on the occurrence of Closing as provided below), shall, as of immediately prior to the Effective Time, become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted, without any further action on the part of Parent, the Company or the holder of such Company Stock Option, into the right to receive a cash payment, without interest, equal to the product of (i) the number of Shares subject to such Company Stock Option and (ii) the amount, if any, by which the Merger Consideration exceeds the per Share exercise price of such Company Stock Option, with the product of (i) and (ii) rounded to the nearest whole cent and computed after aggregating cash amounts for all Shares underlying all Company Stock Options held by such option holder immediately prior to the Effective Time, payable by the Company in accordance with the terms of such Company Stock Option and, as applicable, the applicable Stock Plan as soon as reasonably practicable following the Effective Time, and in any event within 10 Business Days after Closing. Notwithstanding the foregoing, at least thirty (30) days before Closing, each holder of a Company Stock Option shall be given written notice and an opportunity to exercise his or her Company Stock Options (whether or not vested) effective immediately before the Effective Time, with such exercise being contingent on the occurrence of Closing. At the Effective Time, each Company Stock Option that has an exercise price per Share that is greater than or equal to the Merger Consideration, whether or not exercisable or vested, will be cancelled and the holder of such Company Stock Option will not be entitled to receive any payment in exchange for such cancellation.

(b)    Each restricted stock unit award granted by the Company that is subject to a time-based vesting requirement (including each performance-based restricted stock unit award, or portion thereof, that has satisfied any performance-based vesting conditions but remains subject to time-based vesting conditions immediately prior to the Effective Time and each performance-based restricted stock unit award that will convert to a time-based restricted stock unit award as a result of the Merger pursuant to the terms of the applicable award agreement), whether pursuant to the Stock Plans or otherwise (each, a “Company TBRSU” and, collectively, the “Company TBRSUs”), outstanding immediately prior to the Effective Time (after giving effect to the relevant accelerated vesting requirements contained in the Stock Plans and the award agreements pursuant thereto) shall, as of immediately prior to the Effective Time, become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted, without any action on the part of Parent, the Company or the holder of such Company TBRSU, into the right to receive a cash payment, without interest, equal to (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such Company TBRSU.

(c)    The Company has previously granted certain restricted stock unit awards that are not Company TBRSUs (each, a “Company PBRSU” and, collectively, the “Company PBRSUs”) that are currently outstanding. Each Company PBRSU that is vested immediately prior to the Effective Time will immediately thereafter be cancelled, extinguished and converted, without any action on the part of Parent, the Company or the holder of such Company PBRSU, into the right to receive a cash payment, without interest, equal to (i) the Merger Consideration multiplied by (ii) the maximum number of Shares that may be earned pursuant to such Company PBRSU. In addition, each Company PBRSU that is not vested immediately prior to the Effective Time will remain outstanding thereafter and be converted into the right to receive the Merger Consideration multiplied by the number of Shares subject to such Company PBRSU when, as and if vesting of such Company PBRSU occurs pursuant to the terms and conditions set forth in the applicable award agreement. The Surviving Corporation will assume by operation of law all of the Company’s obligations with respect to each such unvested Company PBRSU after the Effective Time under the applicable agreements and the applicable Stock Plans. Each holder of an unvested Company PBRSU will continue to be entitled to all of the rights set forth in the applicable agreements and Stock Plans related to such unvested Company PBRSU. The Merger will constitute a change-in-control under the terms of such unvested Company PBRSU and the applicable Stock Plans.

(d)    Each warrant to purchase Shares (each, a “Company Warrant” and, collectively, the “Company Warrants”) outstanding immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, become free of any forfeiture restrictions or conditions to exercise, and shall immediately thereafter become, in accordance with the terms of Section 9(c) exercisable at the election of the holder thereof for a right to receive a cash payment, without interest, equal to the product of (i) the number of Shares subject to such Company Warrant and (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Warrant with the product of (i) and (ii) rounded to the nearest whole cent and computed after aggregating cash amounts for all Shares underlying all Company Warrants held by such warrant holder immediately prior to the Effective Time; provided, that the holder of such Company Warrant may elect, in accordance with the terms of the Company Warrants, to instead receive the original issuance value of such Company Warrant as provided by the terms thereof, in each case payable by the Surviving Corporation in accordance with the terms of such Company Warrant. The Surviving Corporation shall continue to comply with the terms and conditions of the Company Warrants, including Section 9(c) thereof and nothing herein is intended to modify the Company Warrants or limit the rights of the holders of the Company Warrants thereunder. In the event of any inconsistency between the provisions of this Section 2.3(d) and the Company Warrants, the terms of the Company Warrants shall control. In connection with the Closing, Parent shall pay directly to the holders of the Company Warrants or deposit or cause to be deposited with the Surviving Corporation, in trust for the benefit of holders of the Company Warrants, sufficient cash to make the payments due to the holders of the Company Warrants at Closing, if applicable, in accordance with the terms of the Company Warrants. Parent shall pay, or shall cause the Surviving Corporation to pay, such amounts to the holders of the Company Warrants in connection with the Closing in accordance with the terms of the Company Warrants.

(e)    Prior to the Effective Time, the Company shall take all necessary or appropriate actions to effectuate the provisions of this Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter dated the date hereof and delivered by the Company to Parent with respect to this Agreement on the date hereof (the “Disclosure Letter”) and (ii) as disclosed in any Company SEC Report (as defined below) filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) and publicly available at least two Business Days prior to the date of this Agreement and only as and to the extent disclosed therein (other than disclosures in any exhibits or schedules thereto or in any documents incorporated by reference therein, and other than any forward looking disclosures set forth in any “risk factor” section and any disclosures in any section relating to “forward looking statements” to the extent they are primarily predictive or forward looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1    Organization and Qualification.

(a)    Each of the Company and its Subsidiaries (i) is a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Law of its jurisdiction of formation, (ii) with all organizational power and authority to own, lease and operate its properties and conduct its business as currently conducted and is duly licensed, qualified and in good standing as a foreign entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary.

(b)    The Company has made available to Parent true, correct and complete copies of the Articles of Incorporation and Bylaws of the Company and the articles of incorporation and bylaws (or similar organizational documents) of each of its Subsidiaries, in each case as in effect as of the date of this Agreement. The Company is in compliance with the terms of the Articles of Incorporation and Bylaws of the Company, and its Subsidiaries are in compliance in all material respects with their respective articles of incorporation and bylaws (or similar organizational documents).

(c)    The Company has made available to Parent a true, correct and complete list of: (i) its Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary, (ii) the jurisdictions in which the Company and each of its Subsidiaries is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each of its Subsidiaries, in each case, as of the date of this Agreement.

Section 3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 100,000,000 Shares and 5,664,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on the Business Day immediately preceding the date hereof, 39,609,760 Shares were issued and outstanding, no shares of Preferred Stock were issued and outstanding and no Shares were held in the Company’s treasury. In addition, as of the end of the Business Day on June 26, 2018 (the “Capitalization Date”), there were outstanding Company Stock Options to purchase an aggregate of 5,262,162 Shares, Company TBRSUs with respect to an aggregate of 203,379 Shares, Company PBRSUs with respect to an aggregate of 415,000 Shares, and Company Warrants with respect to an aggregate of 6,006,667 Shares. All of the Shares outstanding have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. The Company has not made any additional equity grants, whether Company Stock Options, Company TBRSUs, Company PBRSUs, Company Warrants or any other form of security at any time after the Capitalization Date.

(b)    Except for the Company Stock Options, the Company TBRSUs, the Company PBRSUs and the Company Warrants, there are on the date hereof no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, any capital stock, voting securities or other equity ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other equity ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii) of this Section 3.2(b), together with the capital stock of the Company, being referred to collectively as the “Company Securities”) or (iv) obligations (excluding Taxes and other fees) by the Company or any of its Subsidiaries to make any payments based on the market price or value of the Shares.

(c)    Except as set forth in Section 3.2(c) of the Disclosure Letter, the Company or another of its Subsidiaries is the record and beneficial owner of all the outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any lien, mortgage, pledge, charge, irrevocable proxy, security interest or similar encumbrance (each, a “Lien”). Except as set forth in Section 3.2(c) of the Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any Subsidiary of the Company, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (the items in clauses (i), (ii) and (iii) of this Section 3.2(c), together with the capital stock of such Subsidiaries, being referred to collectively as the “Subsidiary Securities”) or (iv) obligations (excluding Taxes) of the Company or any of its Subsidiaries to make any payment based on the value of any shares of any Subsidiary of the Company.

(d)    Section 3.2(d) of the Disclosure Letter sets forth a true, correct and complete list, as of the Capitalization Date, of (i) with respect to each Company Stock Option, the name of the applicable holder, the grant date of such Company Stock Option, the number of Shares such holder is entitled to receive upon the exercise of such Company Stock Option and the corresponding exercise price, vesting schedule and plan pursuant to which such Company Stock Option was granted, (ii) with respect to each Company TBRSU, the name of the applicable holder, the number of Shares subject to such Company TBRSU, the grant date of such Company TBRSU, the vesting schedule of such Company TBRSU and the plan pursuant to which such Company TBRSU was granted, (iii) with respect to each Company PBRSU, the name of the applicable holder, the number of Shares subject to such Company PBRSU, the date of issuance of such Company PBRSU and the vesting schedule and performance requirements of such Company PBRSU.

(e)    Each grant of a Company Stock Option was timely and duly authorized by all necessary corporate action, including, as applicable and required, approval by the Board of Directors of the Company (or a duly constituted and authorized committee or designee thereof) and any required shareholder approval by the necessary number of votes, and the award agreement governing such grant was duly executed and delivered by each party thereto. Each such grant was made in accordance with the terms of the applicable Stock Plan, the Exchange Act and all other applicable Laws and regulatory rules or requirements, including the rules of the NASDAQ Global Market (“NASDAQ”). The per-share exercise price of each Company Stock Option was not less than the fair market value of a Share on the applicable date on which such Company Stock Option was granted (as determined in accordance with the terms of the applicable Stock Plan and, to the extent applicable, Sections 409A and 422 of the Code), and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable Laws. The Company has not knowingly granted, and there is not, and has not been, any Company policy or practice to grant Company Stock Options prior to, or otherwise coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of its Subsidiaries or any of their financial results or prospects. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

Section 3.3    Authority for this Agreement; Board Action.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement, including the plan of merger, by the holders of a majority of the outstanding Shares, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement, including the plan of merger, by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder, other than, with respect to completion of the Merger, the adoption of this Agreement, including the plan of merger, by the holders of a majority of the outstanding Shares pursuant to the OBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The Board of Directors of the Company (at a meeting or meetings duly called and held) has unanimously (i) determined that the Merger is advisable and fair to and in the best interests of, the shareholders of the Company, (ii) approved and declared advisable this Agreement, including the plan of merger, (iii) resolved to recommend the adoption of this Agreement, including the plan of merger, by the shareholders of the Company (the “Company Board Recommendation”) and (iv) adopted a resolution irrevocably resolving to elect that any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations of any jurisdiction that purports to be applicable to (A) the Company in connection with the Merger and this Agreement, (B) the Merger, (C) this Agreement, shall not be applicable to (w) the Company in connection with the Merger and this Agreement, (x) the Merger or (y) this Agreement.

Section 3.4    Consents and Approvals; No Violation. Except as set forth in Section 3.4 of the Disclosure Letter, none of the execution, delivery and performance of this Agreement by the Company, the consummation of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof will (a) violate or conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of the Company or other similar governing documents of any of the Company’s Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, (c) violate, conflict with, or result in a breach of any provision of, or require any material consent, waiver or approval or result in a default or loss or reduction of any rights (or give rise to any right of termination, cancellation, modification or acceleration, or trigger any requirement or option for additional consideration, or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or loss or reduction of any rights or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract (as defined below), (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any material Lien on any asset of the Company or any of its Subsidiaries or (e) violate any Law or Order (as defined below) applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except (i) in the case of each of clauses (c), (d) and (e) of this Section 3.4, for such violations, conflicts, breaches, defaults or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (ii) in the case of each of clauses (b), (c), (d) and (e) of this Section 3.4, (A) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any other applicable federal, state or foreign Law, Order or other legal restraint designed to govern foreign investment, competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), (B) the applicable requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), (C) the filing and recordation of appropriate merger documents as required by the OBCA, or (D) the applicable requirements under Section 721 of Title VII of the Defense Production Act of 1950, as amended (the “DPA”), including the CFIUS Approval (as defined below) and (iii) in the case of each of clauses (b), (c), (d) and (e) of this Section 3.4, for such violations, conflicts, breaches, defaults or Liens as may arise as a result of facts or circumstances relating to Parent or its Affiliates (as defined below) or Laws or contracts binding on Parent or its Affiliates.

Section 3.5    Reports; Financial Statements.

(a)    Since January 1, 2015, (i) the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC, all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (ii) the Company will file prior to the Effective Time all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to such time. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any report, schedule, form, statement or other document filed or furnished by the Company with the SEC since January 1, 2015 (the “Company SEC Reports”). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Subsidiaries of the Company are required to file periodic reports with the SEC. As of their respective filing dates or, if amended prior to the date hereof, as of the date of the last of such amendments, the Company SEC Reports (i) did not (or with respect to Company SEC Reports filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder and the listing and corporate governance rules and regulations of NASDAQ.

(b)    The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the Company SEC Reports have been prepared (or when so filed will be) in accordance with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods involved (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein including the notes thereto) and fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, shareholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (except as may be set forth therein or in the notes thereto).

(c)    The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)    None of the Company and its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise and whether due or to become due, other than such liabilities (i) disclosed, reflected or reserved against in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof (including any notes thereto) or (ii) incurred in the ordinary course of business consistent with past practice since March 31, 2018 (excluding one-time and exceptional items).

Section 3.6    Absence of Certain Changes. Since January 1, 2018 through the date of this Agreement, (a) there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1(e), (h), (j), (k), or (l).

Section 3.7    Proxy Statement. The letter to shareholders, notice of meeting, proxy statement and form of proxy that will be provided to shareholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed or at the time of the Special Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger, except that no representation or warranty is made by the Company with respect to information supplied by Parent, Merger Sub or any

Representative (as defined below) or Affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.8    Brokers; Certain Expenses. No agent, broker, investment banker, financial advisor or other firm or Person (other than Raymond James & Associates, Inc. (the “Company Financial Advisor”)), whose fees and expenses shall be paid at Closing, is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries. A true, correct and complete copy of the Company Financial Advisor’s engagement letters have been furnished to Parent.

Section 3.9    Employee Benefit Matters/Employees.

(a)    Section 3.9(a)(i) of the Disclosure Letter contains a true, correct and complete list identifying each material Company Employee Plan. For purposes of this Agreement, “Company Employee Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other plan, program, agreement, arrangement, policy, practice, contract, fund, commitment, employment agreement, consulting agreement, change of control agreement or severance agreement providing for pension, severance or retention benefits, profit-sharing, bonuses, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, disability or sick leave benefits, relocation, post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of benefits which is maintained, administered, participated in or contributed to by the Company or any entity that, together with the Company, would be treated as a single employer under Section 414 of the Code and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability; provided, however, that Company Employee Plans shall not include any “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), any benefit plans, programs, policies, or agreements sponsored or maintained by a governmental entity to which the Company is required by applicable Law to contribute, or any International Employee Plan. For purposes of this Agreement, the term “International Employee Plan” means each plan, program, agreement, arrangement, policy, practice, contract, fund or commitment that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Company Employee Plan had it been a United States plan, program, agreement, arrangement, policy, practice, contract, fund or commitment; provided that benefit plans, programs, policies, or agreements sponsored or maintained by a governmental entity to which the Company is required by applicable Law to contribute shall not be considered International Employee Plans for any purpose under this Agreement. Section 3.9(a)(ii) of the Disclosure Letter contains a true, correct and complete list identifying each material International Employee Plan. Prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each of the following, as applicable, with respect to each Company Employee Plan listed in Section 3.9(a)(i) of the

Disclosure Letter: (i) the plan document or agreement or a written summary of any unwritten plan, including any material amendments thereto; (ii) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) summary plan description; (iii) the most recent determination or opinion letter, if any, received from the Internal Revenue Service; and (iv) any material written communications to or from any Governmental Entity since January 1, 2015. With respect to each International Employee Plan listed in Section 3.9(a)(ii) of the Disclosure Letter, prior to the date hereof, the Company has provided or made available to Parent true, correct and complete copies of each plan document or agreement or a written summary of any unwritten plan, including any material amendments thereto.

(b)    With respect to each Company Employee Plan, (i) all material payments due from the Company or any of its Subsidiaries to date have been timely made or accrued based on the applicable accounting rules, (ii) each such Company Employee Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service on which the Company is entitled to rely with respect to such qualification or has pending or has time remaining in which to file an application for such determination or opinion from the Internal Revenue Service, and to the knowledge of the Company, no event or circumstance exists or has occurred that has or is likely to adversely affect the qualified status of such Company Employee Plan, (iii) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened with respect to such Company Employee Plan or against the assets of such Company Employee Plan and (iv) it has been operated and administered in compliance with its terms and with all applicable Laws and regulations, including ERISA and the Code (including Section 409A of the Code), and all applicable Orders, in each case, in all material respects.

(c)    At no time during the six (6) years immediately preceding the date of this Agreement has the Company or any of its Subsidiaries had any obligation to contribute to or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Multiemployer Plan and the Company has no liability with respect to any outstanding claims for withdrawal liability that were previously assessed by any Multiemployer Plan. No Company Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiple employer” plan (as described in Section 4063 or 4064 of ERISA), (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (iv) a self-insured health, life or long-term disability plan. With respect to each Company Employee Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA), none of the Company and its Subsidiaries has any material liability with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured), with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by Section 4980B of the Code, by state Law (or other Law) or disability benefits under any employee welfare plan.

(d)    To the knowledge of the Company: (i) each International Employee Plan is, and has been in all material respects during the last three years, established, registered, qualified, administered, operated, funded and invested, in each case, where required, in compliance with the terms thereof and all applicable Laws, (ii) with respect to each International Employee Plan, all required filings and reports have been made in a timely manner with all

Governmental Entities, (iii) all obligations of the Company and its Subsidiaries to or under the International Employee Plans (whether pursuant to the terms thereof or any applicable Laws) that have become due as of the date hereof have been satisfied, and there are no outstanding defaults or violations by the Company or any of its Subsidiaries with respect to such obligations, (iv) all International Employee Plans have been fully funded, to the extent required by applicable Law, in a timely manner with respect to all contributions, payments or premiums to or in respect of any International Employee Plan under applicable Law or under any International Employee Plan, (v) no Taxes, penalties or fees are owing, assessable and delinquent under any such International Employee Plan, (vi) no event has occurred with respect to any registered International Employee Plan which would result in the revocation of the registration of such International Employee Plan, or which would entitle any Person (without the consent of the sponsor of such International Employee Plan) to wind up or terminate any such International Employee Plan, in whole or in part, or could otherwise reasonably be expected to have an adverse effect on the Tax status of any such International Employee Plan, (vii) there have been no withdrawals of assets or transfers from any International Employee Plan, except in accordance with applicable Laws and (viii) none of the Company and its Subsidiaries has any liability under any International Employee Plan with respect to an obligation to provide welfare benefits, including death or medical benefits (whether or not insured) with respect to any Person beyond such Person’s retirement or other termination of service, other than coverage mandated by applicable Law.

(e)    Except as disclosed under Section 3.9(e) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event): (i) result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of, or any other Person who provides or has provided services to, the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Company Employee Plan or International Employee Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount under any Company Employee Plan or International Employee Plan that could constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code (without regard to Section 280G(b)(4) of the Code); (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any of its Subsidiaries to amend or terminate any Company Employee Plan or International Employee Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross-up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

(f)    There are no collective bargaining agreements or other labor union contracts applicable as of the date of this Agreement to any employees of the Company or its Subsidiaries based in the United States. Section 3.9(f) of the Disclosure Letter sets forth a true, correct and complete list of all collective bargaining agreements with labor unions or other labor union or works councils contracts applicable as of the date of this Agreement to any employees of the Company or any of its Subsidiaries based in jurisdictions outside of the United States, other than any such arrangements required by applicable Law. As of the date of this Agreement, none of the Company and its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union contract. There is no pending or, to the knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three years.

(g)    The Company has made available to Parent a true, correct and complete list of and information regarding all of the Company’s and its Subsidiaries’ employees and independent contractors, as of May 31, 2018 as set forth on Section 3.9 of the Disclosure Letter.

(h)    To the Company’s knowledge, no employee or independent contractor of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or noncompetition agreement, that in any way adversely affects or restricts the performance of such individual’s duties. The Company and its Subsidiaries have no material obligation or liability with respect to any taxes (or the withholding thereof) in connection with any independent contractor. The Company and its Subsidiaries have properly classified, pursuant to the Code and any other applicable law, all contractors used by the Company or any of its Subsidiaries at any point, except to the extent that any misclassification, individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

Section 3.10    Litigation. There is no action, suit, claim, litigation, arbitration, mediation, demand or governmental, administrative or arbitral proceeding (each, an “Action”) pending or, to the Company’s knowledge, threatened, and, to the Company’s knowledge, there is no investigation by a Governmental Entity pending, in each case against the Company or any of its Subsidiaries, any of their respective present or former directors or officers or any of the assets or operations of the Company or any of its Subsidiaries, except for those Actions or Governmental Entity investigations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order. There are no internal investigations or internal inquiries that, since January 1, 2015, have been conducted by or at the direction of the Board of Directors of the Company (or any committee thereof) concerning any financial, accounting or other misfeasance or malfeasance issues.

Section 3.11    Tax Matters.

(a)    The Company and each of its Subsidiaries have timely filed (taking into account all applicable extensions of time) all income Tax Returns and other material Tax Returns required to be filed by applicable Law by the Company or any of its Subsidiaries as of the date hereof. All such Tax Returns are true, correct and complete in all material respects, and the Company and each of its Subsidiaries have timely paid or caused to be timely paid all Taxes, whether or not reflected on such Tax Returns.

(b)    The Company has made reasonable provision or reserve in the financial statements of the Company included in the Company SEC Reports filed and available prior to the date hereof (including any notes thereto) for all liabilities for Taxes of the Company or any Subsidiary for which the Company or any of the Subsidiaries is liable.

(c)    As of the date of this Agreement, there is no written claim or assessment pending against the Company or any of its Subsidiaries for any alleged deficiency in Taxes of the Company or any of its Subsidiaries, and there is no pending audit or investigation with respect to any liability of the Company or any of its Subsidiaries for Taxes. None of the Company and its Subsidiaries has granted any extension of the period of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries for any taxable period, which is currently outstanding.

(d)    To the knowledge of the Company, the Company and each of its Subsidiaries have withheld from the payments to their employees, creditors, shareholders, vendors, or other Persons (and timely paid to the appropriate Governmental Entity) all required amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable Laws.

(e)    Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor except for commercial contracts entered into in the ordinary course of business containing customary Tax indemnification provisions the primary purpose of which is not Taxes.

(f)    Neither the Company nor any of its Subsidiaries is a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).

(g)    None of the Company and its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(h)    Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A) of the Code.

(i)    There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(j)    No claim has been made by any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries do not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction. Neither the Company nor any of its Subsidiaries (i) has, or has had, a permanent establishment or other place of business in any country other than its country of incorporation; (ii) is or has been a resident of, any country other than its country of incorporation; (iii) is a dual resident corporation; or (iv) is required to be registered in any place as a recognized foreign company or trust.

(k)    Neither the Company nor any of its Subsidiaries has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (an any similar provision of state, local, or non-U.S. Law).

(l)    The Company and its Subsidiaries have duly kept and properly maintained all material records for all taxable years still open for audit that such Person is required to keep for Tax purposes under any Tax Law, and such records are available for inspection at the premises of the Company or Subsidiary, as applicable. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Code and any similar provision of state, local or non-U.S. Tax Law. All transactions and other dealings between the Company or any of its Subsidiaries, on the one hand, and a third party have been (and can be demonstrated to have been) conducted on arm’s length commercial terms.

(m)    Neither the Company nor any of its Subsidiaries (i) are required to include any amounts in income after Closing on account of any prepaid amount received on or prior to the date of Closing (the “Closing Date”), (ii) are required to include any amounts in income after Closing as a result of (A) entering into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (B) making an adjustment under Section 481(a) of the Code made prior to Closing, (C) any election made prior to the Closing under Section 108(i) of the Code, (D) an installment sale executed prior to Closing or (E) an increase in the subpart F income of the Company or any of its Subsidiaries pursuant to Section 965(a) of the Code, (iii) will be required to make any payment of Tax after the Closing Date as a result of an election under Section 965(h) of the Code or (iv) will be liable for any income Tax on account of the transactions contemplated hereby (other than any income Tax imposed as a result of an election under section 338(g) of the Code).

(n)    For purposes of this Agreement, “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), including capital gains tax, taxes based upon or measured by gross receipts, income, alternative or add-on minimum, profits, sales, use, occupation, severance value added, gross receipts, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, property, escheat, unclaimed property, and estimated taxes as well as social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Entity with respect to such amounts or in connection with the failure to timely file any Tax Return, (ii) any liability for the payment of any amount of any type described in clause (i) of this definition as a result of being or having been a member of an affiliated, consolidated, controlled, fiscal, combined, unitary, or aggregate group for any Tax period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(o)    This Section 3.11 and Section 3.9 contain the sole representations and warranties of the Company with respect to Tax matters.

Section 3.12    Compliance with Law; Permits. Neither the Company nor any of its Subsidiaries is or has been since January 1, 2015 in violation in any material respect of any (i) statute, law, ordinance, rule or regulation of a Governmental Entity (each, a “Law”) or (ii)

judgment, writ, decree, order, ruling or injunction issued, enacted, promulgated, entered or enforced by any court, agency or other Governmental Entity (each, an “Order”) applicable to the Company or any of its Subsidiaries. None of the Company and its Subsidiaries is in receipt of any notice from any Governmental Entity threatening to revoke, or indicating that it is investigating whether to revoke, any permit, license, authorization, consent, approval or franchise from Governmental Entities required to conduct their businesses as currently conducted (the “Permit”) and all such Permits are in full force and effect, except, in each case, for such Permits which, if revoked, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries are in material compliance with the terms of such Permits. Notwithstanding anything contained in this Section 3.12, no representation or warranty shall be deemed to be made in this Section 3.12 in respect of the matters referenced in Section 3.5 or in respect of environmental, Tax, employee benefits or labor Laws matters.

Section 3.13    Environmental Matters.

(a)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each of the Company and its Subsidiaries is and at all times since January 1, 2015 has been in compliance with all applicable Environmental Laws (as defined below); (ii) the Company and its Subsidiaries have no existing liabilities, whether incurred, assumed by operation of law, or indemnified, arising out of any Environmental Law or any continuing obligations pursuant to any agreement, settlement or Order settling or resolving alleged violations or liability under any Environmental Law; (iii) there is no, nor has there been in the last three years, any investigation, Action or notice of violation relating to or arising under any applicable Environmental Laws against or involving the Company or any of its Subsidiaries that is pending or, to the knowledge of the Company, threatened; (iv) the Company and its Subsidiaries have not generated, transported, treated, stored, disposed of, handled, arranged for or permitted the disposal of, manufactured, distributed or exposed any person to, any Hazardous Materials, except as done in compliance with applicable Environmental Law; and (v) there have been no Releases of Hazardous Materials (as defined below) on any properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries.

(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries has obtained, currently maintains and is in compliance with all Permits necessary under any applicable Environmental Laws for its operations (“Environmental Permits”); (ii) there is no investigation, or any Action pending to revoke such Environmental Permits; and (iii) neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will result in the termination or revocation of, or a right of termination or cancellation under, any Environmental Permit.

(c)    For purposes of the Agreement:

(i)    “Environmental Laws” means all applicable Laws relating to protection of the environment or human health and safety, and the generation, presence, management, disposal, Release of, or exposure to, Hazardous Materials.

(ii)    “Hazardous Materials” means any material, substance or waste that is regulated, classified, or otherwise characterized under or pursuant to any applicable Environmental Laws as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

(iii)    “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment.

Section 3.14    Intellectual Property.

(a)    For purposes of this Agreement:

(i)    “Company Intellectual Property” means any and all Owned Intellectual Property and all Licensed Intellectual Property (each as defined below).

(ii)    “Company IP Agreements” means any contract pursuant to which any licenses; sublicenses; releases; covenants not to sue, exercise or assert; ownership interests; options; or other rights or interests, including rights to receive royalties, have been granted with respect to any Intellectual Property Rights (x) to the Company or any Subsidiary, and (y) by the Company or any Subsidiary to any Person.

(iii)    “Company Products” mean all products and services developed, manufactured, offered, sold, or distributed by or on behalf of the Company or any of its Subsidiaries, as well as all documentations relating to any of the foregoing.

(iv)    “Intellectual Property Rights” means, collectively, worldwide (A) patents (including reexaminations and reissues) and patent applications (including continuation, continuation-in-part, divisional, and provisional applications), (B) copyrights, mask work rights, and registrations for copyrights or mask work rights, (C) intellectual property rights in trade secrets, proprietary and confidential information, know-how, data, data collections and databases, (D) trademarks, service marks, trade names, designs, trade dress, and other similar source designations, and applications and registrations therefor, together with the goodwill of the Company or the Company’s business symbolized thereby, (E) domain name registrations, and (F) rights to sue for past, present and future infringement of any of the foregoing intellectual property rights.

(v)    “Licensed Intellectual Property” means any and all Intellectual Property Rights currently licensed by the Company or any of its Subsidiaries from a Person other than the Company or any of its Subsidiaries.

(vi)    “Owned Intellectual Property” means any and all Intellectual Property Rights that are currently owned by the Company or any of its Subsidiaries, which includes the Intellectual Property Rights to the Company Products except for the Licensed Intellectual Property.

(vii)    “Owned Registered Intellectual Property” means Owned Intellectual Property that is a patent, a pending patent application, a trademark registration, a pending trademark application, or a copyright registration with or by any Governmental Entity, or a domain name registration.

(b)    The Company has provided to Parent a list, included in Section 3.14(b) of the Disclosure Letter, that is true, correct and complete in all material respects as of the date of this Agreement of all Owned Registered Intellectual Property. The Company or a Subsidiary thereof is the sole and exclusive owner of each item of Owned Registered Intellectual Property and, to the knowledge of the Company, the owner of each other item of Owned Intellectual Property, in each case free and clear of any Liens (excluding any license of Intellectual Property Rights thereunder).

(c)    There are no Actions regarding any Owned Intellectual Property before any court or tribunal (including the Patent Trial and Appeal Board or Trademark Trial and Appeal Board of the United States Patent and Trademark Office or equivalent authority anywhere in the world), to which the Company or any of its Subsidiaries is or was a party, that are still pending or have been threatened or have been raised in the past three (3) years, and in which claims are or were threatened to be raised relating to the validity, enforceability, scope, ownership, misappropriation or infringement of such Owned Intellectual Property. To the knowledge of the Company, there are no Actions regarding any Owned Intellectual Property before any court, to which any of its customers is or was a party, that are still pending or have been threatened or have been raised in the past three (3) years, and in which claims are or were threatened to be raised relating to the validity, enforceability, scope, ownership, misappropriation or infringement of such Owned Intellectual Property. To the knowledge of the Company, (i) each item of Owned Registered Intellectual Property included in Section 3.14(b) of the Disclosure Letter is subsisting, valid, enforceable, and has not been abandoned, cancelled, forfeited, relinquished, allowed to lapse, or rejected by any action or failure to take action by the Company or its Subsidiaries, (ii) neither the Company nor any Subsidiary has taken any action or failed to take any action that would reasonably be expected to proximately cause the abandonment, disclaimer, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any Owned Registered Intellectual Property included in Section 3.14(b) of the Disclosure Letter, and (iii) all maintenance and annuities owed for maintaining such Owned Registered Intellectual Property that are due have been paid except to the extent a court or tribunal has made a contrary determination as set forth in Section 3.14(c) of the Disclosure Letter.

(d)    Immediately following the Merger, the Company and its Subsidiaries will have the same rights to the Company Intellectual Property as they had prior to the Merger. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to the use, transfer, or licensing of, any Owned Registered Intellectual Property or, to the knowledge of the Company, any other Owned Intellectual Property.

(e)    To the knowledge of the Company, each license granted to the Company or any of its Subsidiaries to any Licensed Intellectual Property are valid and enforceable. Immediately following the Merger, the Company and its Subsidiaries will have the same rights to any Licensed Intellectual Property as they had prior to the Merger except as set forth in Section 3.14(e) of the Disclosure Letter. During the past three (3) years, neither the Company nor any Subsidiary has received written notice of any breach or default under any agreement under which the Company or such Subsidiary licensed any Licensed Intellectual Property or any other Company IP Agreement.

(f)    The Company Intellectual Property includes all Intellectual Property Rights used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, neither the operation of the business of the Company and its Subsidiaries as currently conducted or as it has been conducted for the past three (3) years nor any Company Products infringe any Intellectual Property Rights of any Person and no previously asserted claims of infringement of any Intellectual Property Rights of any Person against the Company or any of its Subsidiaries remain outstanding or unresolved. To the knowledge of the Company, the exploitation of the Company Products using any Licensed Intellectual Property by or on behalf of the Company or any of its Subsidiaries has been and is in compliance with all licenses, rights, and other authorizations to such Licensed Intellectual Property granted to the Company or such Subsidiary. To the knowledge of the Company, since January 1, 2015 no Person has infringed, or is infringing or otherwise violating, any Company Intellectual Property.

(g)    The Company, and where applicable its Subsidiaries, has taken reasonable steps to protect the confidentiality of its trade secrets and the confidentiality of any Person’s confidential information disclosed to it in accordance with the Company’s contractual obligations to such Person (collectively, the “Company Confidential Information”). The Company has taken reasonable steps to obligate its employees to maintain the confidentiality of the Company Confidential Information, and to the knowledge of the Company, no employee has disclosed any trade secret of the Company in violation of such confidentiality obligations, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Without limitation of the foregoing, each of the Company and its Subsidiaries has caused all current and former employees and other Persons engaged by the Company and its Subsidiaries in the creation or development of any Company Products to execute a proprietary rights and invention assignment agreement substantially in the form previously provided to Parent, and any employee with access to any Company Confidential Information material to or used or intended for use in the business has executed a non-disclosure agreement or is subject to another non-disclosure obligation.

(h)    To the knowledge of the Company, no software, firmware, code, or application owned by the Company and in the possession and control of the Company (“Software”), and no firmware, server, database, and network owned by the Company and in the possession and control of the Company (collectively, “Computer System”) contains any computer virus, worm, or other malware designed to disable, damage, degrade or disrupt the operation of, or to permit unauthorized undetected access by another Person to, the Software and Computer System (“Malicious Code”). The Company has established and maintained commercially reasonable measures, such as through commercially available anti-virus software and firewalls, to prevent Malicious Code from accessing the Computer System.

Section 3.15    Real Property.

(a)    Neither the Company nor any of its Subsidiaries owns, or has owned since January 1, 2015, any real property.

(b)    Section 3.15(b) of the Disclosure Letter sets forth a list that is true, correct and complete of all leases, subleases and other agreements as of the date of this Agreement, together with any amendments, restatements, supplements, addenda or other modifications thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (each, a “Real Property Lease” and the real property covered thereby, the “Leased Real Property”). The Company has made available to Parent true, correct and complete copies of all Real Property Leases. Each Real Property Lease is valid, binding and in full force and effect, and all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current. No termination event, condition, uncured default or event that but for the passage of time or the giving of notice or both would constitute a default on the part of (x) the Company or, if applicable, its Subsidiary or, (y) to the knowledge of the Company, the lessor under each Real Property Lease, has occurred. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it pursuant to a Real Property Lease free and clear of all Liens, except Permitted Liens. None of the Company and its Subsidiaries has received written notice of any pending condemnation. The Company or the applicable Subsidiary of the Company has adequate legal ingress and egress to the Leased Real Property for the conduct of the business of the Company or such Subsidiary, as conducted thereon as of the date hereof, with utilities adequate to support such use. To the knowledge of the Company, the Leased Real Property, and its continued use, occupancy and operation as currently used, occupied and operated, does not constitute a nonconforming use under any applicable building, zoning, subdivision or other land use and similar applicable Laws, or under the applicable Real Property Lease. The Leased Real Property constitutes all of the real property used or held for use in connection with the businesses of the Company and its Subsidiaries and is adequate to conduct thereof. All buildings, structures, fixtures, building systems and equipment, and all components that are part of the portions of the Leased Real Property are in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, and are adequate and suitable for the operation of the Company’s business, in each case, ordinary wear and tear excepted.

Section 3.16    Material Contracts.

(a)    Section 3.16(a) of the Disclosure Letter lists as of the date hereof, and the Company has made available to Parent and Merger Sub copies that are true, correct and complete of, all contracts, agreements, commitments, licenses (including with respect to Company IP Agreements), leases (including with respect to personal property, but excluding Real Property Leases) and other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (but which, for the avoidance of doubt, shall not include Company Employee Plans, International Employee Plans, collective bargaining agreements, and labor union and works councils contracts otherwise addressed, and made available to Parent, pursuant to Section 3.9) that:

(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    limits or purports to limit the ability of the Company or any of its Subsidiaries to compete or engage in any line of business in any geographic area or with any Person;

(iii)    provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture or similar arrangement that is material to the Company and the Subsidiaries considered as a single enterprise;

(iv)    were entered into after January 1, 2017, or have not yet been consummated, and involve the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interests of another Person for consideration in excess of $100,000;

(v)    by their terms call for aggregate payments by the Company and its Subsidiaries, or to the Company or any of its Subsidiaries, of more than $100,000 in any one year (including by means of royalty payments) or in excess of $100,000 in the aggregate, other than contracts made in the ordinary course of business consistent with past practice and other than Company IP Agreements;

(vi)    are Company IP Agreements that by their terms call for aggregate guaranteed payments by the Company and its Subsidiaries, or to the Company or any of its Subsidiaries, of more than $100,000 in any one year (including by means of royalty payments), other than contracts made in the ordinary course of business consistent with past practice;

(vii)    are between the Company and a current customer and include pricing or margin provisions that provide “most favored nation” or similar provisions with respect to pricing;

(viii)    includes “take or pay,” “requirements” or other similar provisions obligating a Person to provide the quantity of goods or services required by another Person in excess of $100,000 in the aggregate on or after the date of this Agreement or $50,000 within any twelve-month period following the date of this Agreement;

(ix)    are with respect to any acquisition of a business or capital stock or other equity interests of another Person pursuant to which the Company or any of its Subsidiaries has (A) any continuing indemnification obligations or (B) any “earn-out” obligation greater than $100,000;

(x)    with any Governmental Entity; or

(xi)    require the Company or any of its Subsidiaries to act as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person.

Each contract, agreement, commitment, arrangement, license, lease or other instrument of the type described in clauses (i) through (x) of this Section 3.16(a) is referred to herein as a “Material Contract.”

(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect: (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto, and, to the knowledge of the Company, the other parties thereto, and is in full force and effect and enforceable in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and except to the extent that they have previously expired in accordance with their terms or they have been terminated by the Company in the ordinary course of business, in each case without further obligation or liability; (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no default under any Material Contract by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Company’s knowledge, any other party thereto.

Section 3.17    Insurance. The Company and its Subsidiaries have delivered or otherwise made available to Parent, copies of all material policies of insurance in effect as of the date hereof covering the Company, its Subsidiaries or any of their respective employees, properties, assets or operations, including policies of property, automobile, workers’ compensation, directors’ and officers’ liability and other casualty and liability insurance. The Company believes in good faith that it maintains the types and amounts of insurance coverage that are reasonably customary for companies in similar lines of business as the Company and its Subsidiaries. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid or accrued, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and none of the Company and its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination, modification, cancellation, avoidance or rescission of, any such insurance policy, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (iii) as of the date of this Agreement, there is no material claim pending under any such insurance policy as to which coverage has been denied or disputed in writing by the underwriters of such policy and (iv) as of the date of this Agreement, the Company and its Subsidiaries have no knowledge of any threatened nonrenewal, material change in coverage or material premium increase with respect to any such insurance policy.

Section 3.18    Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion from Raymond James & Associates, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than Shares owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent or the Company or held in the treasury of the Company) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.. As soon as practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to Parent for informational purposes only.

Section 3.19    Requisite Shareholder Approval. The only vote of the shareholders of the Company required to adopt this Agreement, including the plan of merger, and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares (the “Requisite Shareholder Approval”).

Section 3.20    Related Party Transactions. (a) There are no contracts or agreements between or among any of the Company or any of its Subsidiaries, on the one hand, and any affiliate of the Company or any of its Subsidiaries, on the other hand, and (b) no affiliate of the Company or any of its Subsidiaries or any other Person has any material interest in any property or asset used by the Company or any of its Subsidiaries, in the case of clause (a) or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. None of the Company or any of its Subsidiaries is party to any contract, agreement or other transaction with any holder of 5% or more of any of the Shares, or any present or former director, manager, officer, employee or affiliate of the Company or any of its Subsidiaries, or to any familial relative of any of the foregoing, except (x) as described in the Company SEC Report or (y) for employment or compensation contracts or agreements (including any award pursuant to any Parent Plan) with directors, managers, officers and employees made in the ordinary course of business consistent with past practice.

Section 3.21    Customers and Suppliers.

(a)    Section 3.21(a) of the Disclosure Letter sets forth a list showing the five largest customers of the Company and its Subsidiaries, taken as a whole, determined by gross sales during the 12 month period ending on March 31, 2018 (each, a “Significant Customer”). Since January 1, 2018, no Significant Customer has expressly stated in writing an intention, or has threatened in writing, to (i) terminate its relationship with, or otherwise stop or, other than in the ordinary course of business, reduce purchasing products from, the Company or its Subsidiary, as applicable, or (ii) other than in the ordinary course of business, change the terms and conditions on which it purchases products from the Company or its Subsidiary, as applicable, in a manner adverse to the Company or its Subsidiary, as applicable.

(b)    Section 3.21(b) of the Disclosure Letter sets forth a list showing the five largest suppliers of the Company and its Subsidiaries, taken as a whole, determined by gross expenditures, during the 12 month period ending on March 31, 2018 (each, a “Significant Supplier”). Since January 1, 2018, no Significant Supplier has expressly stated in writing an intention, or has threatened in writing, to (i) terminate its relationship with, or otherwise stop or, other than in the ordinary course of business, reduce its supply of products or services to, the Company or its Subsidiary, as applicable, or (ii) other than in the ordinary course of business, change the terms and conditions on which it supplies the Company or its Subsidiary, as applicable, in a manner adverse to the Company or its Subsidiary, as applicable.

Section 3.22    Anti-Corruption.

(a)    Neither the Company, its Subsidiaries, nor any of their respective officers, directors, employees or agents acting on behalf of the Company, or, to the knowledge of the Company, other Persons (including any distributors or consultants) acting on behalf of the Company, (i) has unlawfully made, authorized, solicited or received any bribe, rebate, payoff, influence payment, or kickback, (ii) has unlawfully established or maintained, or is unlawfully maintaining, any fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating in any respect the Anti-Corruption Laws, or (v) has, directly or indirectly, unlawfully made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any (A) official or employee of a U.S. of foreign Governmental Entity, (B) officer, director, or employee of a U.S. or foreign government-owned or -controlled enterprise, (C) U.S. or foreign political party or official thereof or any candidate for political office, (D) officer or employee of a public international organization, (E) other Person acting in an official capacity for or on behalf of any such Governmental Entity, enterprise, party, organization, or (F) officer, director, employee, agent, or representative of another company or organization without that company’s or organization’s knowledge and consent, in each case (A-F) in order to obtain an improper advantage or induce the recipient to violate a lawful duty, or for any other improper purpose.

(b)    Neither the Company nor any of its Subsidiaries is, or has been, the subject of any enforcement proceedings, or, to the knowledge of the Company, any investigation or inquiry, by any Governmental Entity regarding any violation or alleged violation under any Anti-Corruption Law; and no such investigation, inquiry, or enforcement proceedings are pending or have been threatened and, to the knowledge of the Company, there are no circumstances reasonably likely to give rise to any such investigation, inquiry, or proceedings.

Section 3.23    Export Controls.

(a)    Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective Company Representatives (in each case acting in their capacities as representatives of the Company or any of its Subsidiaries) has had any reasonable basis for believing that any of the foregoing Persons, has violated any applicable export control Laws, trade or economic sanctions Laws, or anti-boycott Laws, of the United States or any other jurisdiction, including: The Arms Export Control Act (22 U.S.C.A. § 2278), the Export Administration Act (50 U.S.C. App. §§ 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706), the U.S. Commerce Department anti-boycott regulations (15 C.F.R. 560), the U.S. Treasury Department anti-boycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration

Regulations, or any applicable non-U.S. Laws of a similar nature. The Company has made available to Parent true, correct and complete copies of each material contract between the Company or any of its Subsidiaries and any Person engaged in international trade or export on behalf of the Company or any of its Subsidiaries (including any Person identified on the U.S. Department of the Treasury’s Specially Designated Nationals List), the execution or performance of which by the Company or any of its Subsidiaries would, absent the requisite permits held by such Person, reasonably be expected to result in a violation of any of the foregoing Laws set forth in this Section 3.23(a) (for purposes of this Section 3.23(a), without regard to the existence or validity of such permit) and that would reasonably be expected to result in a fine or penalty to the Company.

(b)    The Company and its Subsidiaries have obtained all material export Permits, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings required for the export, import and re-export of their respective products, services, software and technology.

(c)    There are no material, pending or, to the knowledge of the Company, threatened civil, criminal or administrative Actions, settlements or enforcement actions, involving the Company or any of its Subsidiaries in any way relating to Laws identified in Section 3.23(a).

(d)    The Company and its Subsidiaries are not engaged in any activities to establish, support or maintain any business relationships with, or contracted to sell, supply, distribute or otherwise provide any goods or services to, any Governmental Entity within, and any Person organized or domiciled in or that is a citizen of, the Republic of Cuba, the Islamic Republic of Iran, the Republic of North Korea, the Crimea region of Ukraine or Syria.

Section 3.24    Open Source Software.

(a)    For the purposes of this Agreement, “Open Source Materials” means any software and associated material that is distributed as “free software,” “open source software,” or under similar licensing or distribution terms under licenses identified by the Open Source Initiative at https://opensource.org/licenses.

(b)    Section 3.24(b) of the Disclosure Letter contains a complete list of all material Open Source Materials that have been (or were) included in, combined with, or incorporated in any Company Products distributed by the Company and its Subsidiaries since January 1, 2015 and identifies the manner in which such Open Source Materials are (or were) being used (the term “use” with respect to Open Source Materials includes modification or distribution by a Subsidiary or Affiliate of the Company), as well as the name and version number of any applicable license for such Open Source Material. There are no ongoing or, to the knowledge of the Company, threatened Actions regarding the use of Open Source Materials in or in connection with the Company Products.

(c)    To the knowledge of the Company, there are no Open Source Materials that are distributed with or incorporated into any of the Company Products that create, or purport to create, obligations for the Company or its Subsidiaries with respect to Company Products (other than such Open Source Materials) to (i) disclose or distribute Company Products in source code form, (ii) provide licenses for the purpose of making derivative works of Company Products, or (iii) permit redistribution of Company Products at no charge.

(d)    Except as identified in Section 3.24(d) of the Disclosure Letter, the Company and its Subsidiaries are not party to any agreements with any organizations or consortia dedicated to the development of Open Source Materials that require the Company or its Subsidiaries to disclose, distribute or make available Company Intellectual Property as Open Source Materials.

(e)    To the knowledge of the Company, no customer of the Company or any of its Subsidiaries, through the use, sale or distribution of Company Products or other products incorporating Company Intellectual Property, has caused the Company Intellectual Property to become, in whole or in part, subject to the terms of any Open Source Materials license.

Section 3.25    No Additional Representations. Except for the representations and warranties made by the Company in this ARTICLE III and in any certificates or other documents delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 3.25 shall limit Parent’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by the Company in this ARTICLE III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1    Organization and Qualification. Each of Parent and Merger Sub is (a) a duly organized and validly existing corporation in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Law of the jurisdiction of its incorporation, and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company true, correct and complete copies of the Certificate of Incorporation and Bylaws of Merger Sub as in effect as of the date of this Agreement.

Section 4.2    Authority for this Agreement; Board Action. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement, including the plan of merger, by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform their obligations hereunder, other than, with respect to completion of the Merger, the adoption of this Agreement, including the plan of merger, by Parent as sole shareholder of Merger Sub and the filing of the Articles of Merger with the Secretary of State of the State of Oregon. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3    Proxy Statement. None of the information supplied by Parent, Merger Sub or any Representative or Affiliate of Parent or Merger Sub in writing, expressly for inclusion in the Proxy Statement will, at the date of filing with the SEC, at the time the Proxy Statement is mailed or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.4    Consents and Approvals; No Violation. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub, the consummation of the transactions contemplated hereby, nor the compliance by Parent and Merger Sub with any of the provisions hereof will (a) violate or conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub or any of their respective Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default or loss or reduction of any rights (or give rise to any right of termination, cancellation, modification or acceleration, or trigger any requirement or option for additional consideration, or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or loss or reduction of any rights or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, or (e) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound, except (i) in the case of each of clauses (c), (d) and (e) of this Section 4.4, for such violations, conflicts, breaches, defaults or Liens which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, (ii) in the case of each of clauses (b), (c), (d) and (e) of this Section 4.4, (A) as may be required under any applicable Antitrust Law, (B) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (C) the filing and recordation of appropriate merger documents as required by the OBCA, or (D) the applicable requirements under the DPA, including the CFIUS Approval (as defined below) and (iii) in the case of each of clauses (b), (c), (d) and (e) of this Section 4.4, for such violations, conflicts, breaches, defaults or Liens as may arise as a result of facts or circumstances relating to the Company or its Affiliates or Laws or contracts binding on the Company and its Subsidiaries.

Section 4.5    Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

Section 4.6    Sufficient Funds. Parent has available and will have available at the Effective Time, the funds necessary to pay for the Shares and to consummate the Merger and to perform the other transactions and obligations described herein.

Section 4.7    Litigation. As of the date hereof, there is no Action seeking to prohibit or materially delay or impede the transactions contemplated by the Agreement, including the Merger, that is pending or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries (and neither Parent nor any of its Subsidiaries has received notice of any such Action). Neither Parent nor Merger Sub is subject to any outstanding Order, except for those Orders which, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.8    No Vote of Parent Shareholders. Except for the adoption of this Agreement, including the plan of merger, by Parent as the sole shareholder of Merger Sub, no vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the articles of incorporation or bylaws of Parent or the applicable rules of the any exchange on which securities of Parent are traded, in order for Parent or any of its affiliates to consummate the Merger.

Section 4.9    Lack of Ownership of Shares. None of Parent and its Subsidiaries owns, directly or indirectly, more than one percent of the Shares or other Company Securities.

Section 4.10    No Additional Representations; No Reliance. Except for the representations and warranties made by Parent in this ARTICLE IV and in any certificates or other documents delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. Further, Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Company in ARTICLE III, neither the Company nor any other Person has made, and none of Parent, Merger Sub or any other Person has relied on, any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, or with respect to any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 4.10 shall limit the Company’s remedies with respect to claims of fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this ARTICLE IV.

ARTICLE V

COVENANTS

Section 5.1    Conduct of Business of the Company. Except (a) as expressly permitted or required by this Agreement, (b) as may be agreed in writing by Parent, (c) as set forth in Section 5.1 of the Disclosure Letter, or (d) as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) conduct its business and operations in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to keep available the services of its current officers and other key employees and preserve the goodwill and current relationships with customers, suppliers and other Persons with which it has business relations and (iii) use commercially reasonable efforts to preserve substantially intact its present business organization. Except (i) as expressly permitted or required by this Agreement, (ii) as set forth in Section 5.1 of the Disclosure Letter, (iii) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed in the cases of clauses (j), (n), (p) or (q), or clause (s) to the extent related to clauses (j), (n), (p) or (q), and which consent may be withheld, conditioned or delayed in Parent’s sole discretion in the cases of clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), (m), (o) or (r), or clause (s) to the extent related to clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l), (m), (o) or (r)) or (iv) as required by applicable Law, during the period specified in the preceding sentence, the Company will not and will not permit any of its Subsidiaries to, directly or indirectly:

(a)    issue, deliver, sell, grant options or rights to purchase, pledge, or subject to any Lien any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Company Stock Options or Company Warrants or upon the vesting or settlement of Company TBRSUs and Company PBRSUs outstanding on the date hereof in accordance with the terms of such Company Securities and the terms of this Agreement;

(b)    purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, or amend the terms of, any Company Securities or Subsidiary Securities, except for the delivery of Shares by holders of Company Stock Options, Company TBRSUs or Company PBRSUs to pay any applicable exercise or purchase price and/or Taxes related to the exercise or vesting of such awards and except as provided in Section 9(c) of the Company Warrants;

(c)    split, combine, subdivide or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock;

(d)    incur, create, assume or otherwise become liable or responsible for any (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any bond, debenture, mortgage, indenture or other debt instrument or debt security, (iii) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, (iv) amounts owing as deferred purchase price for the purchase of any property, (v) capital lease obligations or (vi) guarantee of any such indebtedness, obligations or debt securities of a type described in clauses (i) through (v) above of any other Person, except, in each case, for indebtedness for borrowed money (A) among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (B) incurred in the ordinary course of business pursuant to and in compliance with that certain Loan and Security Agreement, dated as of January 3, 2018 (as amended, the “Marquette Credit Agreement”), between Marquette Business Credit, LLC and the Company, or (C) incurred in the ordinary course of business pursuant to and in compliance with that certain Note Purchase Agreement, dated as of January 3, 2018 (as amended, the “Hale Note Purchase Agreement”), between HCP-FVG, LLC and the Company;

(e)    make any loans, advances or capital contributions to, or investments in, any other Person, other than routine travel, relocation and business advances to employees in the ordinary course of business;

(f)    make any change to financial accounting methods, principles or practices used by it, except as required by GAAP, any applicable generally accepted accounting principles, SEC rule or policy or applicable Law;

(g)    make, revoke or change any material Tax election, file any Tax Return other than in accordance with past practice and custom of the Company and its Subsidiaries, change any Tax accounting period or method of Tax accounting, file any amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law), surrender any right to claim a Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(h)    amend, modify or otherwise change its Articles of Incorporation or Bylaws (or similar organizational documents);

(i)    except as required pursuant to the terms and conditions of any Company Employee Plan or International Employee Plan made available to Parent prior to the date of this Agreement, in each case, as in effect on the date of this Agreement, (i) enter into any new, or amend, terminate or renew any existing Company Employee Plan, International Employee Plan, or any employment, severance, consulting or salary continuation agreements with or for the benefit of any employees or directors of the Company, or grant any increases in the compensation or benefits to officers, directors or employees (other than increases in compensation to non-executive employees in the ordinary course of business in amounts and at the times consistent with past practices); or (ii) adopt, establish, enter into, amend, modify or terminate any collective bargaining, union, labor or similar agreement;

(j)    settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby, and including the Actions set forth in Section 3.10 of the Disclosure Letter), except where the amount paid in settlement does not exceed $50,000 individually or, when combined with the settlement of any other Actions, $100,000 in the aggregate;

(k)    merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than this Agreement and the Merger);

(l)    acquire (including by merger, consolidation or acquisition of stock or assets) any interest in or assets of any other Person or any equity interest therein, other than acquisitions of goods and services in the ordinary course of business consistent with past practice and capital expenditures permitted pursuant to Section 5.1(m);

(m)    make or authorize capital expenditures in excess of $1,000,000 in the aggregate;

(n)    enter into, amend, modify in any material respect or terminate any Material Contract or waive, release or assign any material rights, claims or benefits thereunder;

(o)    form any Subsidiary;

(p)    fail to keep in force material insurance policies or replacement or revised provisions providing insurance coverage in a manner consistent with past practice;

(q)    except in the ordinary course of business consistent with past practice, dispose of or delete any data, content, information or functionality from the databases, data packages and organized or structured collections of data that are used in respect of the data, content or information owned or used by, or material to the business of, the Company and its Subsidiaries;

(r)    take any action that would reasonably be expected to prevent or materially delay or impede the consummation by Parent of the Merger or the transactions contemplated hereby; or

(s)    agree, authorize or commit to any of the foregoing actions or the proposal thereof.

Section 5.2    No Solicitation; Company Recommendation.

(a)    Subject to the terms of this Section 5.2(a), during the period commencing on the date hereof until the Effective Time, (i) the Company shall, shall cause each of its Subsidiaries to, and shall cause each of its and their respective directors, officers, employees, financial advisors, legal counsel, auditors, accountants and other agents (each, a “Representative” and, collectively, “Representatives”) to, immediately cease and cause to be terminated any solicitation, knowing encouragement, communications, discussions, or negotiations with any Persons (including such Person’s Representatives) that may be ongoing with respect to an Acquisition Proposal (as defined below) and request that such Persons (and such Person’s Representatives) promptly return or destroy (and confirm destruction of) all confidential information concerning the Company and its Subsidiaries and (ii) the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit their respective Representatives to, directly or indirectly, (A) initiate, solicit, facilitate or knowingly encourage any inquiries or the making of proposals with respect to an Acquisition Proposal or otherwise facilitate any effort to attempt or make or implement an Acquisition Proposal, (B) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries in connection with any Acquisition Proposal, or afford to any Person access to non-public information, or to any personnel or Representatives of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub) in connection with any Acquisition Proposal, (C) engage in any communications, discussions or negotiations with any Person with respect to any Acquisition Proposal, or (D) enter into, or authorize the Company or any of its Subsidiaries to enter into, any agreement or understanding (whether written or oral, binding or nonbinding) of any kind providing for, or deliberately intended to facilitate an Acquisition Transaction (as defined below) (other than an Acceptable Confidentiality Agreement (as defined below) entered into in accordance with Section 5.2(b)) (a “Company Acquisition Agreement”). The Company shall ensure that its Representatives are aware of the provisions of this Section 5.2(a). Any violation of the restrictions set forth in this Section 5.2(a) by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

(b)    Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, but subject to the limitations set forth in this Section 5.2(b), at all times during the period commencing on the date of this Agreement and continuing until the Company’s receipt of the Requisite Shareholder Approval, the Board of Directors of the Company may, directly or indirectly through one or more Representatives, (i) participate or engage in discussions or negotiations with any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a breach of this Section 5.2; (ii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof which did not result from a breach of this Section 5.2; provided that (A) prior thereto, the Board of Directors of the Company determines in good faith after consultation with its outside legal and financial advisors that (x) such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably be expected to lead to a Superior Proposal and, at the time of taking such action, such Acquisition Proposal continues to constitute or remains reasonably likely to lead to a Superior Proposal and (y) failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable Law, (B) contemporaneously with furnishing any non-public information to such Person, the Company makes available such non-public information to Parent (to the extent such information has not been previously made available to Parent), and (C) within 24 hours of the receipt of such Acquisition Proposal, the Company provides Parent (1) a copy of any such Acquisition Proposal made in writing or (2) a summary of the identity and the material terms of any such Acquisition Proposal not made in writing; and/or (iii) with prior written notice to Parent, waive or decline to enforce any standstill or similar provisions in any confidentiality agreement it has entered into with any Person in order to permit the counterparty thereto to make an Acquisition Proposal.

(c)    Subject to Section 5.2(d), Section 5.2(e), Section 5.2(f) and Section 5.2(g), the Board of Directors of the Company shall not (i) withhold, fail to include or change the Company Board Recommendation, (ii) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent or Merger Sub, or authorize or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) approve, adopt or recommend to the shareholders of the Company any Acquisition Proposal, or authorize or publicly propose to approve, adopt or recommend to the shareholders of the Company any Acquisition Proposal, (iv) make any public statement regarding any Acquisition Proposal or tender or exchange offer that fails to include a reaffirmation of the Company Board Recommendation (other than a “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer) or (v) at any time after receipt of any Acquisition Proposal, fail to reaffirm the Company Board Recommendation as promptly as practicable after receipt of any written request to do so by Parent (but in any event within five Business Days (or if the Final Outside Date is fewer than five Business Days after the Company’s receipt of such request, by the close of business on the Business Day immediately preceding the Final Outside Date)) (each, a “Recommendation Change”).

(d)    Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Shareholder Approval, subject to compliance with Section 5.2(f), the Board of Directors of the Company may effect a

Recommendation Change if, in response to an Acquisition Proposal, the Board of Directors of the Company has concluded in good faith after consultation with its outside legal and financial advisors that such Acquisition Proposal constitutes a Superior Proposal and that the failure of the Board of Directors to effect a Recommendation Change would be inconsistent with the directors’ fiduciary obligations under applicable Law.

(e)    Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Shareholder Approval, subject to compliance with Section 5.2(f) and Section 7.1(g), the Company may terminate this Agreement pursuant to Section 7.1(g) to enter into a definitive, written Company Acquisition Agreement for a Superior Proposal that was not the result of a breach of this Section 5.2 if the Board of Directors of the Company determines in good faith after consultation with its outside legal and financial advisors that the failure to take such action would be inconsistent with the directors’ fiduciary obligations under applicable Law.

(f)    Prior to taking any action permitted by Section 5.2(d) or Section 5.2(e), (i) the Company shall give Parent at least five Business Days’ prior written notice of its intention to take such action (which notice shall specify the reasons for any Recommendation Change and the identity and material terms and conditions of such Superior Proposal), (ii) if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent during such notice period to enable Parent to propose changes to the terms of this Agreement intended to cause such Superior Proposal to no longer constitute a Superior Proposal and (iii) the Board of Directors of the Company shall have considered in good faith after consultation with its outside legal and financial advisors any changes to this Agreement proposed in writing by Parent and determined that such changes would continue to require a Recommendation Change if such changes were to be given effect. Following (or during) such initial five Business Days’ notice period, in the event there is any amendment to the financial terms or any other material amendment to the Superior Proposal, the Company shall be required to comply again with the requirements of this Section 5.2(f); provided, however, that the references to the five Business Day period shall be deemed to be references to a three Business Day period.

(g)    Nothing set forth in this Section 5.2 or elsewhere in this Agreement shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure that the Board of Directors of the Company determines to make in good faith after consultation with its outside legal advisors to fulfill its fiduciary duties or satisfy applicable Law; provided that no such position or disclosure under clause (i) or (ii) will be deemed to be a Recommendation Change if such position or disclosure is either a “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act in connection with a tender offer or exchange offer, or such position or disclosure includes an express reaffirmation of the Company Board Recommendation.

(h)    For purposes of this Agreement:

(i)    “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into after the date of this Agreement that contains standstill provisions and provisions restricting disclosure and use that are no less favorable in the aggregate to the Company than those in the confidentiality agreement dated March 9, 2018 between the Company and Parent (as it may be further amended, the “Confidentiality Agreement”); provided that any such standstill provisions need not restrict any Person from making a confidential proposal to the Board of Directors of Company.

(ii)    “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub), whether or not in writing, to engage in an Acquisition Transaction from any Person or group (as such term is used in Section 13(d) of the Exchange Act).

(iii)    “Acquisition Transaction” means (A) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) with one or more third parties involving (1) the purchase or other acquisition from the Company (whether by way of a merger, share exchange, consolidation, business combination or similar transaction) by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of 15 percent or more of the total outstanding Shares, (2) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning 15 percent or more of the total outstanding Shares, (3) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, or (4) any sale, acquisition, transfer or disposition of assets (including equity of Subsidiaries of the Company) that constitute 15 percent or more of the consolidated assets of the Company and its Subsidiaries, or (B) any liquidation or dissolution of the Company.

(iv)    “Superior Proposal” means a bona fide, fully financed, written Acquisition Proposal to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar acquisition transaction, (A) assets (including equity of Subsidiaries of the Company) that constitute 50 percent or more of the consolidated assets of the Company and its Subsidiaries or (B) more than 50 percent of the outstanding Shares, with respect to which the Board of Directors of the Company shall have determined in good faith after consultation with its outside legal and financial advisors that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the shareholders of the Company (solely in their capacity as such) from a financial point of view than the Merger, after taking into account the financing aspects of such proposal, the form of consideration (including the trading volume, growth and income prospects and volatility of any consideration in the form of stock), and the likelihood, conditionality and timing of closing of any such Acquisition Proposal, including any changes to the terms of this Agreement proposed in writing by Parent to the Company in response to such proposal or otherwise.

Section 5.3    Access to Information. From and after the date of this Agreement, subject to the requirements of applicable Law, the Company will (i) give Parent and Merger Sub and their authorized Representatives reasonable access (during regular business hours upon reasonable notice) to all employees, plants, offices, warehouses and other facilities and to all books, contracts, commitments and records (including returns) of the Company and its Subsidiaries and instruct the Company’s and its Subsidiaries’ independent public accountants to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request, (ii) permit Parent and Merger Sub to make such inspections as they may reasonably require, (iii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request and (iv) reasonably cooperate with Parent and its Representatives with respect to communications to, and to organize and facilitate meetings with, customers, suppliers and other key business relations of the Company and the Subsidiaries of the Company as set forth on Section 5.3 of the Disclosure Letter (provided that communications and meetings by Parent or its Affiliates, on the one hand, with customers of the Company or any Subsidiary of the Company (other than customers of Parent and its Affiliates), and the Company and its Subsidiaries, on the other hand, shall be made jointly by Parent and the Company and in consultation with the Company and the applicable Subsidiary of the Company). Parent shall, and shall cause its Representatives to, treat any such information in accordance with the Confidentiality Agreement. In addition, the Company shall provide Parent with information reasonably requested by Parent in connection with determining whether to make any election under Section 338(g) of the Code (or any analogous provisions of state, local or non-U.S. Tax Law), and the Company shall cooperate in good faith with Parent and provide Parent with commercially reasonable assistance in making any such election. Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to grant any access or make any disclosure in violation of applicable Law. The Confidentiality Agreement shall survive any termination of this Agreement.

Section 5.4    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement and Section 5.4(b) below and except with regard to matters related to the Antitrust Laws and clearances and litigation thereunder, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions described herein, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions described herein, (iii) execute and deliver any additional instruments necessary to consummate the transactions described herein, and (iv) defend or contest any Action brought by a third party that would otherwise prevent or materially delay or impede the consummation of the transactions described herein.

(b)    Each of the Company and Parent shall (i) make, as promptly as reasonably practicable, all necessary filings and notifications and other submissions with respect to this Agreement and the transactions contemplated hereby under the Antitrust Laws and, in any event, if necessary, file a Notification and Report Form under the HSR Act no more than ten Business Days after the date hereof and (ii) use its reasonable best efforts to obtain termination or expiration of any waiting periods under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the Merger under the Antitrust Laws and to remove any court or regulatory orders under the Antitrust Laws impeding the ability to consummate the Merger by the Initial Outside Date (as defined below).

(c)    Notwithstanding the foregoing or any other provision of this Agreement, in no event shall Parent or Merger Sub, be required to (i) propose, negotiate, offer to commit or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or the Company, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Company or their respective Subsidiaries or (ii) commence any Action seeking to contest or resist any of the foregoing requirements that may be sought by any Governmental Entity. The Company and its Subsidiaries shall not, without Parent’s prior written consent, discuss or commit to any extension of any waiting period under any Law or to any agreement not to consummate the Merger. If requested by Parent, the Company shall take any action or make any agreement required by any Governmental Entity under any applicable Law; provided that any such action or agreement is conditioned on the consummation of the Merger. The Company shall not take any action or make any agreement required by any Governmental Entity under any applicable Law without the written consent of Parent, in its sole discretion.

(d)    Without limiting the generality of the foregoing, each of the parties hereto shall use their respective reasonable best efforts to obtain the CFIUS Approval (as defined below) prior to the Initial Outside Date, including using their respective reasonable best efforts to: (i) as soon as practicable, make the draft filing with the Committee on Foreign Investment in the United States (“CFIUS”) as contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated by this Agreement within fifteen (15) Business Days after the date hereof and engage in the pre-notice consultation process with CFIUS, (ii) following such pre-notice consultation, as soon as practicable after the notification from CFIUS that the draft filing meets the requirements of 31 C.F.R. § 800.402 and is, accordingly, complete, file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a), (iii) promptly and, in all events, consistent with any deadline imposed by CFIUS or pursuant to other applicable Law, comply with any request received by it from any Governmental Entity for any certification, additional information, documents or other materials in respect of such notice or such transactions, and (iv) cooperate with each other party hereto in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Entity under the DPA with respect to any such filing. For the avoidance of doubt, and notwithstanding anything to the contrary set forth in this Section 5.4(d), the exercising of “reasonable best efforts” shall in no event require the parties, as a condition to obtaining the CFIUS Approval, to take any action that may limit Parent’s freedom of action with respect to the Company, or to sell, divest or hold separate or take any other action with respect to any assets, businesses, or interests in any assets or businesses of the parties (or to consent to any sale, divestiture or holding separate, or agreement to sell, divest or hold separate by the parties of any of their assets, businesses or interests in any of their assets or businesses).

Section 5.5    Indemnification and Insurance.

(a)    Parent and Merger Sub shall cause the Surviving Corporation to agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising out of related to or in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former director or officers (the “Indemnified Parties”) or employees, as the case may be of the Company or its Subsidiaries as provided in their respective articles of incorporation or bylaws or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six years following the Effective Time (the “Post-Closing Indemnification Period”), Parent and the Surviving Corporation or its successor shall cause the Surviving Corporation’s or its successor’s articles of incorporation and bylaws to contain provisions with respect to indemnification and exculpation of, and advancement of reasonable expenses to, the Indemnified Parties that are at least as favorable as the indemnification, exculpation and advancement of reasonable expenses provisions contained in the Articles of Incorporation and Bylaws for the benefit of the persons who are officers and directors of the Company as of the date hereof, and during the Post-Closing Indemnification Period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, and maintain any indemnification agreements of the Company and its Subsidiaries with any of their respective directors, officers and employees existing as on the date of this Agreement; provided, that in the event that due to dissolution of the Surviving Corporation or divestiture of its assets, Parent shall be obligated to provide the Indemnified Parties with the rights to indemnification and exculpation of, and advancement of reasonable expenses to the Indemnified Parties to the fullest extent the Surviving Corporation would have been obligated to provide such rights pursuant to its certificate of incorporation and bylaws (or similar organizational documents) through the Post-Closing Indemnification Period.

(b)    For a period of six years after the Effective Time, Parent will cause the Surviving Corporation or its successor to maintain in effect the Company’s and Subsidiaries’ current directors’ and officers’ liability insurance covering those persons who are currently covered by such directors’ and officers’ liability insurance policy (copies of which have been delivered by the Company to Parent and its representatives prior to the date hereof), including the Company’s and its Subsidiaries’ current directors and officers, for acts or omissions occurring prior to the Effective Time on terms comparable to those of such policy in effect on the date hereof; provided, that either Parent or the Company may (i) at their respective elections, obtain a single premium tail policy with respect to such directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable to the directors and officers covered under such insurance policy as the limits, terms and conditions in the existing policies of the Company; or (ii) (A) substitute therefor policies of Parent, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (B) request that the Company obtain (and, if so requested, the Company shall obtain) such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in connection with this Section 5.5(b), neither the Company nor Parent shall pay a one-time premium (in connection with a single premium tail policy described above)

in excess of the amount set forth in Section 5.5(b) of the Disclosure Letter or be obligated to pay annual premiums (in connection with any other directors and officers insurance policy described above) in excess of the annual premiums set forth in Section 5.5(b) of the Disclosure Letter. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less, then the Company shall obtain the maximum amount of coverage as may be obtained for such amount.

(c)    The rights of each Indemnified Party under this Section 5.5 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, successors or assigns and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Parent shall pay all expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.5.

(d)    The rights of the Indemnified Parties and their heirs and legal representatives under this Section 5.5 shall be in addition to any rights such Indemnified Parties may have under the Articles of Incorporation or Bylaws of the Company or any of its Subsidiaries, any agreements between such persons and the Company or any of its Subsidiaries, or any applicable Laws, or under any insurance policies.

(e)    In the event that the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Persons, or (B) transfers 50 percent or more of its properties or assets to any Person, then and in each case, subject to the proviso in Section 5.5(a), proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 5.5.

(f)    Notwithstanding anything herein to the contrary, (i) the obligations of Parent and the Surviving Corporation or its successor shall be subject to any limitation imposed by applicable Law (including any limitation on the Company’s ability to indemnify its own directors and officers) and (ii) Parent shall have no obligation to maintain the existence of the Surviving Corporation for any specified period following the Effective Time. The provisions of this Section 5.5 shall survive the consummation of the Merger.

Section 5.6    Employee Matters.

(a)    Prior to the Effective Time, except as set forth below, the Company will, and will cause its Subsidiaries to, and, from and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, in accordance with their terms, all existing Company Employee Plans and International Employee Plans.

(b)    For the one year period immediately following the Effective Time, Parent shall provide, or shall cause to be provided, to each active employee of the Company and its Subsidiaries (the “Company Employees”) (i) base compensation and bonus opportunities that, in each case, are no less favorable than were provided to the Company Employee immediately prior to the Effective Time, and (ii) other employee benefits (excluding equity grants and bonus opportunities) that are, in the aggregate, no less favorable than the employee benefits that were provided to the Company Employee immediately prior to the Effective Time that are disclosed on in Section 3.9(a) of the Disclosure Letter and as may be updated prior to the Effective Time to reflect changes as expressly permitted by Section 5.1; provided, however, that nothing in this Agreement shall prohibit Parent or the Surviving Corporation from amending, modifying, or terminating any Company Employee Plan or International Employee Plan after the Effective Time or from terminating the employment of any Company Employee, subject to compliance with the provisions of any existing employment agreements, including all provisions for payments to be made to employees in the event of termination.

(c)    Parent shall use its commercially reasonable efforts to ensure that, as of the Closing Date, each Company Employee receives credit for service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit under the Company Employee Plans and the International Employee Plans) for purposes of eligibility to participate, vesting, vacation entitlement and level of severance benefits under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable (“Parent Plans”), in which such Company Employee becomes a participant; provided, that no such service recognition shall result in any duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted by applicable Law, each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Plans in which such Company Employee becomes entitled to participate to the extent coverage under such Parent Plan is comparable to a Company Employee Plan or International Employee Plan in which such Company Employee participated immediately before the Effective Time. To the extent permitted by applicable Law, as of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Company Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Plan or International Employee Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent for the benefit of any Company Employees, the Surviving Corporation or the relevant Subsidiary and Parent shall use commercially reasonable efforts (i) to cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for each Company Employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the Parent Plans, was subject to such conditions under the comparable Company Employee Plan or International Employee Plan, as applicable, and (ii) to cause each Company Employee to be given credit under such plan for all amounts paid by such Company Employee under any similar Company Employee Plan or International Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(d)    From and after the date of this Agreement, the Company and each of its Subsidiaries shall use commercially reasonable efforts to take all necessary action in order to comply with all applicable notification, consultation, and consent requirements with respect to all unions, works councils, employee committees and similar bodies in respect of the transactions contemplated by this Agreement, and Parent agrees to use commercially reasonable efforts to cooperate with the Company and its Subsidiaries in respect of the foregoing.

Section 5.7    Proxy Statement; Shareholder Approval.

(a)    The Company shall use its reasonable best efforts to prepare and file with the SEC, subject to the prior review of Parent, as promptly as reasonably practicable within fifteen (15) Business Days after the date hereof, a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act. The Company shall (i) obtain and furnish the information required to be included in the Preliminary Proxy Statement, (ii) provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, (iii) provide Parent with a reasonable opportunity to participate with the Company or its counsel in any discussions or meetings with the SEC, (iv) subject to the prior review of Parent, respond as promptly as reasonably practicable to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, (v) cause the Proxy Statement to be mailed to the Company’s shareholders as soon as reasonably practicable after the resolution of any such comments, (vi) ensure that the Preliminary Proxy Statement complies in all material respects with the Exchange Act and (vii) use its reasonable best efforts (subject to the right to make a Recommendation Change in accordance with Section 5.2) to obtain the necessary approval of the Merger by its shareholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective Affiliates, this Agreement or the transactions contemplated hereby (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared by the Company and subject to review and approval by Parent (which approval shall not be unreasonably withheld, conditioned or delayed) filed with the SEC, and to the extent required by applicable Law, disseminated to the shareholders of the Company. Except as permitted by Section 5.2, the Proxy Statement shall include the recommendation of the Board of Directors of the Company that the shareholders adopt this Agreement, including the plan of merger, set forth in this Agreement. Parent shall, upon request, furnish to the Company all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(b)    The Company shall, as promptly as reasonably practicable following the date of this Agreement, in accordance with customary timing in consultation with Parent, take all action necessary to establish a record date for, duly call, give notice of, and, after the mailing of the Proxy Statement, convene and hold a meeting of its shareholders (the “Special Meeting”) for the purpose of obtaining the Requisite Shareholder Approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Once the Company has established a record date for the Special Meeting, if there is an Acquisition Proposal then pending, then the Company shall not change such record date or establish a different record date for the Special Meeting without the prior written consent of Parent. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s shareholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the Company’s shareholders at the Special Meeting. Subject to Section 5.2(g), Board of Directors of the Company shall continue to recommend that the Company’s shareholders vote in favor of the adoption of this Agreement, including the plan of merger, and the Company shall use its reasonable best efforts to obtain the Requisite Shareholder Approval in order to consummate the Merger.

Section 5.8    Securityholder Litigation. The Company shall give Parent (i) the opportunity to participate in the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement (except where the amount paid in settlement does not exceed $50,000 individually or, when combined with the settlement of any other such litigation, $100,000 in the aggregate) shall be agreed to without Parent’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, and (ii) the right to review and comment on all material filings or responses to be made by the Company in connection with any such litigation (and the Company will give reasonable consideration to such comments). Each of Parent and the Company shall notify the other promptly (and in any event within 24 hours) of the commencement of any such securityholder litigation of which it has received notice, and shall keep the other reasonably informed regarding any such securityholder litigation.

Section 5.9    Press Releases. Except with respect to any Recommendation Change made in accordance with the terms of this Agreement, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated in this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.10    Rule 16b-3. Notwithstanding anything herein to the contrary, prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause disposition of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11    Parent Approval; Parent Conduct. Promptly following the execution of this Agreement, Parent shall execute and deliver, in accordance with the OBCA and in its capacity, as the sole shareholder of Merger Sub, a written consent adopting this Agreement, including the plan of merger.

Section 5.12    Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.13    Voting of Shares. Parent shall vote all Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Special Meeting provided that there has not been a Recommendation Change.

Section 5.14    Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.15    Deregistration; Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable and facilitate the delisting of the Shares from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time and deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting. The Company shall use its reasonable best efforts to cause the Shares not to be delisted from NASDAQ prior to the Effective Time.

Section 5.16    Repayment of Indebtedness. Prior to the Effective Time, the Company shall on a timely basis (a) deliver (or cause to be delivered) notices of prepayment and/or termination of the indebtedness of the Company under the Marquette Credit Agreement and the Hale Note Purchase Agreement (which notices may be conditioned upon the consummation of the Closing and other transactions contemplated hereunder) within the time periods required by the Marquette Credit Agreement and Hale Note Purchase Agreement, as applicable, in order to terminate and repay the indebtedness thereunder on or about the Effective Time, (b) take all other reasonable actions required by the Company under the Marquette Credit Agreement and Hale Note Purchase Agreement to facilitate the repayment of the such indebtedness with respect to and termination of the commitments under such indebtedness and the release of any Liens and termination of all guarantees granted in connection therewith on the Closing Date in connection with such repayment (each such termination, repayment and release a “Credit Agreement Termination”) and (c) use reasonable best efforts to obtain a customary pay-off letter from the creditors or agent under the Marquette Credit Agreement and the Hale Note Purchase Agreement at least two Business Days prior to Closing (subject to the delivery of funds as arranged by Parent) and use reasonable best efforts to obtain and furnish Parent with a draft of such pay-off letter within a reasonable time period prior to the contemplated Effective Time. Parent shall within the times required under the Marquette Credit Agreement, Hale Note Purchase Agreement and such pay-off letters, as applicable, provide, or cause to be provided, all funds required to effect all such repayments.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Requisite Shareholder Approval. The Requisite Shareholder Approval shall have been obtained in accordance with the OBCA.

(b)    No Injunctions or Restraints; Illegality. No Order of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered or promulgated by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

(c)    Antitrust Laws. Any applicable waiting period (or extension thereof) under any applicable Antitrust Law that is applicable to the Merger shall have expired or been terminated or have been obtained or made.

(d)    CFIUS Approval. CFIUS Approval shall have been received. “CFIUS Approval” means (i) the parties shall have received written notice from CFIUS that review or investigation under the DPA of the transactions contemplated by this Agreement has been concluded, and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and advised that action under the DPA, and any investigation related thereto, has been concluded with respect to the transactions; (ii) CFIUS shall have concluded that the transactions contemplated by this Agreement are not a covered transaction and not subject to review under the DPA; or (iii) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the notice and either (1) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated hereby shall have elapsed without any such action being announced or taken, or (2) the President shall have announced a decision to take no action to suspend or prohibit the transactions contemplated hereby.

Section 6.2    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 3.6(a) (Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Section 3.2 (Capitalization) shall be true and correct, except to a de minimis extent or as expressly permitted by Section 5.1 of the Disclosure Letter, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, (iii) set forth in Section 3.1 (Organization and Qualification) (other than the first sentence of Section 3.1(b), and solely with respect to the Company and not to its Subsidiaries), Section 3.3 (Authority for this Agreement; Board Action), Section 3.8 (Brokers; Certain Expenses), and Section 3.18 (Opinion) of this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) set forth in this Agreement other than those representations and warranties specifically identified in clauses (i), (ii) and (iii) of this Section 6.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date, and except for any inaccuracies arising from the taking of any action expressly permitted by Section 5.1 of the Disclosure Letter), in each case without regard to any materiality qualifiers contained therein, except, in the case of this clause (iv), where such failures to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

Section 6.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where such failures to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding adoption of this Agreement, including the plan of merger, by the Requisite Shareholder Approval) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of the Company and Parent;

(b)    by either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued, enacted, promulgated, entered or enforced an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall (i) have used its reasonable best efforts to contest, appeal and remove such Order, and (ii) not be in violation of Section 5.4 or otherwise in material breach of this Agreement;

(c)

(i)    by the Company or Parent, if the Effective Time shall not have occurred on or before December 28, 2018 (as may be extended pursuant to the terms and conditions of this Agreement, the “Initial Outside Date”); provided that if on such date any of the conditions in Section 6.1(b) (solely with respect to Orders under the Antitrust Laws), Section 6.1(c) or Section 6.1(d) have not been satisfied, the Initial Outside Date shall automatically be extended to January 31, 2019 at which point the Company shall be entitled to terminate this Agreement if the Effective Time shall not have occurred on or before such date;

(ii)    by either the Company or Parent, if the Effective Time shall not have occurred on or before July 1, 2019 (the “Final Outside Date”);

(d)    by the Company or Parent, if the Special Meeting (or at any adjournment or postponement thereof) shall have been held and completed (and the polls shall have been closed) and the Requisite Shareholder Approval, in each case at which a vote on such adoption was taken, shall not have been obtained;

(e)    by Parent, if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b), and which failure to be true and correct, breach or failure to perform is not cured by the Company within 30 days following written notice to the Company, or which by its nature or timing is not capable of being cured; provided, however, that the Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if it is then in breach of this Agreement so as to cause any of the conditions set forth in Sections 6.1, 6.3(a) or 6.3(b) not to be capable of being satisfied;

(f)    by the Company, if the representations and warranties of Parent and Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of its respective covenants or agreements set forth in this Agreement, which failure to be true and correct, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b), and which failure to be true and correct, breach or failure to perform is not cured by Parent or Merger Sub within 30 days following written notice to Parent, or which by its nature or timing is not capable of being cured; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if it is then in breach of this Agreement so as to cause any of the conditions set forth in Sections 6.1, 6.2(a) or 6.2(b) not to be capable of being satisfied;

(g)    by the Company, at any time prior to the receipt of the Requisite Shareholder Approval, in order to immediately after termination enter into a written and definitive Company Acquisition Agreement that constitutes a Superior Proposal, if (i) the Company is not in breach of Section 5.2 and has satisfied the conditions and requirements set forth in Section 5.2(e) and Section 5.2(f) in all material respects and (ii) prior to or concurrently with the termination of this Agreement, the Company pays the Company Termination Fee (as defined below) to Parent in accordance with Section 7.3(b);

(h)    by Parent, in the event that (i) the Board of Directors of the Company shall have for any reason effected a Recommendation Change, or (ii) the Company enters into a Company Acquisition Agreement; or

(i)    by either the Company or Parent, if CFIUS shall have sent a report to the President of the United States recommending that the President suspend or prohibit the transactions contemplated hereby pursuant to his authority under the DPA.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.2    Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement, except for the provisions of Section 7.2, Section 7.3 and Article VIII, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Nothing in this Section 7.2 shall relieve any party to this Agreement of liability for any Willful and Intentional Breach of this Agreement occurring prior to such termination. Notwithstanding anything to the contrary in this Agreement, after the termination of this Agreement, the Company may nonetheless pursue, any losses, damages or other liabilities arising or resulting from any Willful and Intentional Breach by Parent or Merger Sub of this Agreement and, in any determination of such losses, damages or other liabilities, the court shall be permitted to take into account any losses, damages or other liabilities suffered by the shareholders of the Company, and the Company shall be entitled to seek recovery therefor on behalf of the shareholders as a group, as if such shareholders had been able to bring an action on their own behalf. Without limiting the Company’s rights pursuant to the previous sentence, the parties confirm that nothing in this Section 7.2 or in Section 8.8 is intended to permit any shareholders to bring any action as third party beneficiaries.

Section 7.3    Fees and Expenses.

(a)    Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred by Parent, Merger Sub or the Company in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)    The Company shall pay to Parent or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as follows:

(i)    if (A) this Agreement is terminated pursuant to (1) Section 7.1(c) (Outside Date) prior to a vote by the shareholders of the Company at the Special Meeting on the adoption of this Agreement, including the plan of merger, and the conditions in

Section 6.1(b) (with respect to Orders under the Antitrust Laws) and Section 6.1(c) have been satisfied, (2) Section 7.1(d) (Required Shareholder Approval) or (3) Section 7.1(e) (Company Breach); (B) following the date hereof and prior to the termination of this Agreement, a proposal for an Acquisition Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally and such proposal shall not have been publicly and irrevocably withdrawn at least 10 Business Days prior to the date of the Special Meeting; and (C) within 12 months following the termination of this Agreement, the Company enters into an agreement providing for, or consummates, a Qualifying Acquisition Transaction (as defined below), then the Company shall pay or cause to be paid the Company Termination Fee to Parent upon the earlier of the entry into such agreement and the consummation of a Qualifying Acquisition Transaction;

(ii)    if this Agreement is terminated by Parent pursuant to Section 7.1(h) (Recommendation Change; Company Acquisition Agreement), then the Company shall pay or cause to be paid the Company Termination Fee promptly, and in any event not more than two Business Days following such termination; or

(iii)    if this Agreement is terminated (A) by the Company pursuant to Section 7.1(g) (Superior Proposal) or (B) pursuant to Section 7.1(d) (Required Shareholder Approval) and a Recommendation Change shall have been in effect at the time of the Special Meeting, then concurrently with (and as a condition to) such termination, the Company shall pay or cause to be paid the Company Termination Fee to Parent.

(iv)    As used herein “Company Termination Fee” means a cash amount equal to $2,950,000.

(v)    As used herein, “Qualifying Acquisition Transaction” means any Acquisition Transaction involving (A) 50 percent or more of the assets of the Company and its Subsidiaries, taken as a whole; or (B) acquisition by any Person (other than Parent or any of its Subsidiaries or Affiliates) of 50 percent or more of the outstanding Shares.

(vi)    Notwithstanding anything to the contrary in this Agreement, payment of the Company Termination Fee shall, except in the case of fraud, constitute liquidated damages, and from and after such termination as described in this Section 7.3(b), the Company shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated by this Section 7.3(b) other than as provided under this Section 7.3(b). In no event shall Parent be entitled to the Company Termination Fee on more than one occasion.

(c)    The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. If the Company fails to make payment of any amount payable under this Section 7.3 within the applicable time period specified in this Section 7.3 and Parent commences a legal action to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such legal action and shall pay interest on the amount of the payment at the prime rate as published in The Wall Street Journal in effect on the date the amount was payable pursuant to this Section 7.3, with such interest to accrue beginning on the date such amount first was payable pursuant to this Section 7.3 to the date of payment.

Section 7.4    Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time before or after receipt of the Requisite Shareholder Approval but, after receipt of the Requisite Shareholder Approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of the shareholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5    Extension; Waiver; Remedies.

(a)    At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance by any party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this provision, Parent and Merger Sub shall be considered one party and the Company shall be considered a separate party.

(b)    All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

ARTICLE VIII

MISCELLANEOUS

Section 8.1    Entire Agreement; Assignment. This Agreement (including the Disclosure Letter and the other exhibits and schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof. This Agreement shall not be directly or indirectly assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.2    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or enforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.3    Enforcement of the Agreement; Jurisdiction; Certain Limitations.

(a)    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company (on behalf of itself and its shareholders) and Parent shall be entitled to an injunction or injunctions on the terms hereof, including injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively, without posting any bond or other undertaking, in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware) (such federal or state court, the “Designated Court”), this being in addition to any other remedy to which they are entitled at law or in equity.

(b)    Exclusive Jurisdiction and Venue. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising under this Agreement brought by the other party to this Agreement or its successors or assigns shall be brought and determined exclusively in the Designated Court (or if the Designated Court declines to accept jurisdiction over a particular matter, any state or federal court in the Borough of Manhattan, City of New York, State of New York). Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforementioned courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the aforementioned courts for any reason other than the failure to serve in accordance with this Section 8.3, (ii) any claim that it or its property is exempt or immune from jurisdiction of the aforementioned courts or from any legal process commenced in the aforementioned courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by the aforementioned courts. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.5 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

(c)    WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.3(b).

(d)    APPOINTMENT OF AGENT FOR SERVICE OF PROCESS. EACH OF PARENT AND MERGER SUB HEREBY IRREVOCABLY DESIGNATES SW&W REGISTERED AGENTS, INC. (THE “PROCESS AGENT”), WITH AN OFFICE AT 1211 SOUTHWEST FIFTH AVE STE 1900, PORTLAND, OR, 97204 - AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OF PARENT AND MERGER SUB IN THE MANNER PROVIDED IN SECTION 8.5 OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT EACH OF PARENT AND MERGER SUB WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW CASTLE COUNTY, DELAWARE, USA. IN THE EVENT OF THE TRANSFER OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS AND BUSINESS OF THE PROCESS AGENT TO ANY OTHER ENTITY BY CONSOLIDATION, MERGER, SALE OF ASSETS OR OTHERWISE, SUCH OTHER ENTITY SHALL BE SUBSTITUTED HEREUNDER FOR THE PROCESS AGENT WITH

THE SAME EFFECT AS IF NAMED HEREIN IN PLACE OF SW&W REGISTERED AGENTS, INC.. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH OF PARENT AND MERGER SUB EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 8.4    Waiver of Immunity. Parent agrees that, to the extent that it or any of its Subsidiaries or any of its property or the property of its Subsidiaries is or becomes entitled to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of any government from any legal action, suit or proceeding or from set off or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, from execution pursuant to a judgment or an arbitral award or from any other legal process in any jurisdiction, it, for itself and its property, and for each of its Subsidiaries and its property, expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). Parent agrees that the foregoing waiver is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. § 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any Action is initiated against Parent or any of its Subsidiaries with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). The term “immunity” as used herein includes immunity from jurisdiction, immunity from enforcement of an arbitral award or court judgment or any other type of immunity.

Section 8.5    Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing or by facsimile or electronic transmission, in each case, with either confirmation of receipt or confirmatory copy delivered by internationally or nationally recognized courier services within three Business Days following notification, as follows:

if to Parent or Merger Sub:         Reliance Industries Limited

9th Floor, Maker Chambers IV, 222

Nariman Point, Mumbai - 400021

India

with a copy to:     Covington & Burling LLP

One CityCenter

850 Tenth Street, N.W.

Washington, DC 20001

Attn: Ralph C. Voltmer, Jr.

and

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attn: Jack S. Bodner

if to the Company:     Radisys Corporation

  5435 NE Dawson Creek Drive

  Hillsboro, OR 97124

  Attn: Jon Wilson, Chief Financial Officer

with a copy to:     Baker & McKenzie LLP

1900 North Pearl Street, Suite 1500

Dallas, TX 75201

Attn: Amar Budarapu

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.6    Governing Law. This Agreement, and any dispute or controversy arising out of, relating to, or in connection with this Agreement, shall be interpreted, governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of Oregon, be governed by, and construed in accordance with, the Laws of the State of Oregon.

Section 8.7    Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 5.5 (which is intended to be for the post-Closing benefit of the Persons referred to therein and may be enforced by any such Persons after the Closing) and except for the right of the Company to pursue damages, and to seek on behalf of, the shareholders of the Company as a group, damages in the event of any Willful and Intentional Breach of this Agreement by Parent or Merger Sub, which right is hereby acknowledged and agreed by Parent and Merger Sub.

Section 8.9    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 8.10    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Affiliate” has the meaning given to such terms in Rule 12b-2 under the Exchange Act;

(b)    “Anti-Corruption Laws” means applicable Law or regulation related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the anti-corruption and anti-bribery legislation of the European Union, as adopted and made applicable by its member states, the Canada Corruption of Foreign Public Officials Act of 1999, or any other Law that prohibits bribery, corruption, fraud, or other improper payments.

(c)    “beneficial ownership” has the meaning given to such term in Rule 13d-3 under the Exchange Act;

(d)    “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act; provided that any day on which commercial banks in Mumbai, India are authorized or required by applicable Law to remain closed shall not constitute a “Business Day”.

(e)    “Company Representatives” means the Company’s and its Subsidiaries’ respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives;

(f)    “Governmental Entity” means any supranational, national, foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal or body;

(g)    “knowledge” of the Company with respect to any fact or matter means the actual knowledge of (i) the directors and (ii) those employees of the Company set forth on Section 8.10(g) of the Disclosure Letter, or the knowledge that any such Person would reasonably be expected to possess following reasonable inquiry, in each case of a particular fact or other matter;

(h)    “Material Adverse Effect” means any occurrence, change, event, effect or circumstance (collectively, “Events”), that, individually or when taken together with all other Events,

(i)     is materially adverse to the business, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent relating to or resulting from: (A) events generally affecting the economy or the financial, debt, credit or securities markets in the United States or elsewhere, including changes in interest or exchange rates; (B) events generally affecting the telecommunications industry in the U.S. and elsewhere; (C) changes after the date of this Agreement in any Law, GAAP, other generally acceptable accounting principles or interpretations of any of the foregoing; (D) any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, natural disasters, national calamities, acts of God, declared or undeclared acts of war or terrorism; (E) the performance by the Company of its obligations under this Agreement or with the express prior written consent of the Parent; (F) Parent unreasonably withholding, delaying or conditioning its consent with respect to matters set forth in clauses (j), (n), (p) or (q), or clause (s), to the extent related to clauses (j), (n), (p) or (q), of Section 5.1; (G) a default or event of default under the Marquette Credit Agreement or the Hale Note Purchase Agreement or a reduction in borrowing capacity or availability thereunder resulting from either one or more of the invoices listed in Annex 1 Section 5.1 of the Disclosure Letter not being paid in full to the Company or its Subsidiaries on or prior to July 31, 2018, either one or more of the invoices listed in Annex 2 to Section 5.1 of the Disclosure Letter not being paid in full to the Company or its Subsidiaries on or prior to September 30, 2018 or the matters described in Section 8.10(h) of the Disclosure Letter; (H) the announcement, pendency or consummation of the transactions contemplated by this Agreement and any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its employees, customers, distributors, partners or suppliers that is related thereto, including as a result of any action or inaction in compliance with Section 5.1; (I) any Action on behalf of the Company’s shareholders and arising from this Agreement or the transactions contemplated by this Agreement; or (J) any changes or failure to meet revenue or earnings projections of the Company or any decline the Company stock price or trading volume, provided, however, that the underlying causes of such change or failure shall not be excluded by this clause (J) and except in the case of clauses (A), (B), (C) and (D) to the extent (and only to the extent) any such Event disproportionately affects the Company and its Subsidiaries, taken as a whole, when compared to other Persons operating in the telecommunications industry; or

(ii)    has prevented or materially delayed or impeded or would be reasonably likely to prevent or materially delay or impede the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement;

(i)    “Merger Consideration” means an amount equal to $1.72, without interest, for each Share converted at the Effective Time into the right to receive payment pursuant to Section 1.6;

(j)    “Parent Material Adverse Effect” means any occurrence, change, event, effect or circumstance that has prevented or materially delayed or impeded or would be reasonably likely to prevent or materially delay or impede the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement;

(k)    “Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Reports filed prior to the date hereof; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law for amounts not yet due, provided that such Liens (x) arise or are incurred in the ordinary course of business consistent with past practice and (y) do not, individually or in the aggregate, materially and adversely affect the business of the Company; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of the Company or any of its Subsidiaries or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the most recent financial statements contained in the Company SEC Reports, provided that same do not, individually or in the aggregate, materially and adversely affect the business of the Company; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case, in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, in each case to the extent not securing any monetary amount and not, individually or in the aggregate, materially impairing the present use of the property subject thereto or materially affecting in any adverse manner the business of the Company; (vii) pledges or deposits to secure the existing indebtedness of the Company; and (viii) all Liens created or incurred by any Person solely as a result of holding a superior interest in title to any Leased Real Property;

(l)    “Person” means any individual, corporation, limited liability company, partnership, association, trust, estate or other entity or organization;

(m)    “Stock Plans” means the Company’s 1995 Stock Incentive Plan (as amended), 1996 Employee Stock Purchase Plan (as amended), Sixth Amended and Restated Continuous Computing Corporation 1998 Stock Incentive Plan (as amended), 2001 Nonqualified Stock Option Plan (as amended), Stock Plan for Convedia Employees, 2007 Stock Plan (as amended), the Amended and Restated Long-Term Incentive Plan and the Inducement Stock Plan for CCPU Employees, in each case as amended through the date hereof;

(n)    “Subsidiary” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors of the Company or other Persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity; and

(o)    “Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, any supporting workpaper, schedule or attachment thereto, and any amendments thereof.

(p)    “Willful and Intentional Breach” means, with respect to any representation, warranty, agreement, or covenant, a deliberate action or omission (including a failure to cure circumstances) where the breaching party knows such action or omission is or would reasonably be expected to result in, or intends such action or omission to be or reasonably expects such action or omission to, result in a breach of such representation, warranty, agreement or covenant.

Section 8.11    Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, Section, paragraph, exhibit and schedule references are to the articles, Sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Portland, Oregon unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. The parties hereto acknowledge that they have participated in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, agree to waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date.

Section 8.12    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.12 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.13    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

[remainder of page intentionally left blank; signatures appear on following page(s)]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

RADISYS CORPORATION

By:	/s/ Brian Bronson
Brian Bronson
President and Chief Executive Officer

RELIANCE INDUSTRIES LIMITED

By:	/s/ Raja Ramachandran
Name:	Raja Ramachandran
Title:	Authorized Signatory

INTEGRATED CLOUD ORCHESTRATION (ICO), INC.

By:	/s/ Manish Mangal
Name:	Manish Mangal
Title:	President

Signature Page to

Agreement and Plan of Merger